UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                   )

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Filed by a Party other than the Registrant   ☐

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Sport Supply Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 7, 2009

Dear Stockholder:

You are invited to attend the fiscal 2010 annual meeting of stockholders of Sport Supply Group, Inc., which will be held at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231, on Thursday, November 19, 2009, at 9:00 a.m., Central Time.

At this year’s annual meeting, you will be asked to elect five directors, increase the number of shares issuable under the Company’s Amended and Restated 2007 Long Term Incentive Plan by 500,000 shares and ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Sport Supply Group, Inc. for fiscal 2010.  The Board of Directors unanimously recommends a vote FOR each of these proposals.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings.  Whether or not you plan to attend the annual meeting, it is important that you ensure your representation by either voting your shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card, or complete, sign, date and return the accompanying proxy card in the postage-paid envelope provided.  If you attend the annual meeting, you may revoke your proxy and vote in person if you wish.

I look forward to greeting those of you who will be able to attend the annual meeting.

Sincerely,

Adam Blumenfeld
Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Stockholders
to be held Thursday, November 19, 2009

To our Stockholders:

The fiscal 2010 annual meeting of stockholders of Sport Supply Group, Inc., a Delaware corporation (the “Company”), will be held at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231, on Thursday, November 19, 2009, at 9:00 a.m., Central Time, for the following purposes:

1.
To elect five directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;

2.
To approve the First Amendment to the Company’s Amended and Restated 2007 Long-Term Incentive Plan (the “2007 Plan”) which will increase the number of shares issuable under the Company’s 2007 Long Term Incentive Plan by 500,000 shares; and

3.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2010 fiscal year ending June 30, 2010.

Only stockholders of record of the Company’s common stock (NASDAQ: RBI) at the close of business on Friday, October 2, 2009, are entitled to notice of and to vote at the meeting or any and all postponements or adjournments thereof.  A copy of the Company’s Annual Report to Stockholders for fiscal 2009, which ended June 30, 2009, is being made available to you with this Notice and Proxy Statement.

Only stockholders of record may attend the annual meeting.  If your shares are registered in your name, you should bring a form of identification to the meeting.  If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.  Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

By Order of the Board of Directors,

Terrence M. Babilla
President, Chief Operating Officer, General
Counsel and Secretary
Farmers Branch, Texas
October 7, 2009

IMPORTANT

Your vote is important.  Whether or not you plan to attend the annual meeting, it is important that you ensure your representation by either voting your shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card, or complete, sign, date and return the accompanying proxy card in the postage-paid envelope provided.  If you attend the annual meeting, you may revoke your proxy and vote in person if you wish.

TABLE OF CONTENTS

i

Elements of the Executive Compensation Program – Fiscal 2009	26
Fiscal 2010 Executive Compensation Program Highlights	30
Change in Control Agreements	32
Stock Ownership Guidelines	33
Tax and Accounting Implications	34
Conclusion	34

COMPENSATION COMMITTEE REPORT	35

SUMMARY COMPENSATION TABLE	36

Fiscal 2009 Grants of Plan-Based Awards Table	37
Outstanding Equity Awards at 2009 Fiscal Year-End	39
Potential Payments upon Termination or Change in Control	40

FISCAL 2009 DIRECTOR COMPENSATION	45

Standard Director Compensation Arrangements	45

EQUITY COMPENSATION PLAN INFORMATION	46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47

TRANSACTIONS WITH RELATED PERSONS	49

Employment Arrangement with Michael J. Blumenfeld	49
Review, Approval or Ratification of Transactions with Related Persons	49

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50

ADDITIONAL INFORMATION	51

Proposals of Stockholders	51
Annual Report on Form 10-K	51
Other Business	51

ii

SPORT SUPPLY GROUP, INC.
1901 Diplomat Drive
Farmers Branch, Texas 75234

PROXY STATEMENT
FOR
ANNUAL MEETING

to be held on
Thursday, November 19, 2009

This Proxy Statement (first made available to stockholders on or about October 7, 2009) is being furnished to holders of common stock, par value $0.01 per share (“Common Stock”), of Sport Supply Group, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the fiscal 2010 annual meeting of stockholders (the “Annual Meeting”) to be held for the purposes described in this Proxy Statement.  This Proxy Statement is accompanied by a form of proxy for use at the Annual Meeting.

At the Annual Meeting, the Company’s stockholders will be asked:

1.
To elect five directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified; and

2.
To approve the First Amendment to the Company’s Amended and Restated 2007 Long-Term Incentive Plan (the “2007 Plan”) which will increase the number of shares issuable under the Company’s 2007 Long Term Incentive Plan by 500,000 shares; and

3.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2010 fiscal year ending June 30, 2010.

Date, Time and Place of Meeting

The Annual Meeting will be held on Thursday, November 19, 2009, at 9:00 a.m., Central Time, at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231.

Record Date; Shares Outstanding and Entitled to Vote

Only holders of record of Common Stock at the close of business on Friday, October 2, 2009 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting.  Each share of Common Stock entitles the holder to cast one vote per share on each matter.  At the close of business on the Record Date, there were 12,425,949 shares of Common Stock outstanding and entitled to vote.

Voting and Revocation of Proxies

The proxy conferred by the proxy card accompanying this Proxy Statement is solicited on behalf of the Board for use at the Annual Meeting.  Stockholders of record may vote their shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card.  Stockholders may also vote their shares by completing, signing, dating and returning the accompanying proxy card in the postage-paid envelope provided.  In addition, stockholders may appear and vote their shares in person at the Annual Meeting.

All proxies properly submitted, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon.  If no instructions are provided, such proxies will be voted FOR each of the proposals described in this Proxy Statement.

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering to Broadridge Financial Solutions, Inc., a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same shares prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).  You should send any written notice or new proxy card to Sport Supply Group, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.  You may also submit a new proxy electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card.

If you hold your shares through a bank or broker, follow the voting instructions on the form you receive from your bank or broker.

Your vote is important.  Whether or not you plan to attend the annual meeting, it is important that you ensure your representation by either voting your shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card, or complete, sign, date and return the accompanying proxy card in the postage-paid envelope provided.  If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish.

The Board does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of the Annual Meeting.  So far as is known to the Board, no other matters are to be brought before the Annual Meeting.

Quorum; Broker Non-Votes; Vote Required

The presence of a quorum, a majority of the outstanding shares of Common Stock entitled to vote, is required for the transaction of business at the Annual Meeting.  Both abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.  A broker non-vote occurs when a person holds shares through a broker, bank or other nominee and (i) such person does not provide voting instructions to the broker, bank or other nominee and (ii) applicable stock exchange rules require such broker, bank or other nominee to have received voting instructions from the beneficial owner to vote on such proposal.  Shares represented by broker non-votes on a matter submitted to stockholders are not considered present and entitled to vote on that matter.  Directors will be elected by plurality vote (i.e., the nominees receiving the greatest number of votes will be elected).  Consequently, neither broker non-votes nor abstentions will have any effect on the election.  The First Amendment to the 2007 Plan which will increase the number of shares issuable under the Company’s 2007 Long Term Incentive Plan by 500,000 shares will require the affirmative vote of a majority of the shares present and entitled to vote.  Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such matter.  The ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal 2010 will require the affirmative vote of a majority of the shares present and entitled to vote.  Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such matter.

If a quorum is not obtained, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that theretofore have been effectively revoked or withdrawn.

Dissenter’s Rights

The Company was formed as a corporation under the laws of the State of Delaware, including the General Corporation Law of the State of Delaware.  Under those laws, dissenters’ rights are not available to stockholders with respect to the matters to be voted on at the Annual Meeting.

Solicitation of Proxies and Expenses

The Company will bear the cost of the solicitation of proxies from its stockholders.  In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders by telephone, letter, email, facsimile or in person.  The Company will provide brokers, custodians, nominees and other record holders with copies of the proxy and other soliciting materials for forwarding to persons for whom they hold shares of Common Stock.  In such cases, the Company, upon the request of the record holders, may reimburse such holders for their reasonable expenses.

Electronic Availability of Proxy Statement and Annual Report; Multiple Households

As permitted under the Securities and Exchange Commission’s (the “SEC”) rules regarding the internet availability of proxy materials, the Company is making this Proxy Statement and its Annual Report on Form 10-K available to its stockholders electronically on the Internet.  On or about October 7, 2009, the Company is sending, to its stockholders of record as of the Record Date, a Notice of Internet Availability of Proxy Materials that will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or email copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Only one envelope containing the Notices of Internet Availability of Proxy Materials for each stockholder sharing an address will be delivered to such address unless we have received contrary instructions from one or more the stockholders sharing such address.  Upon request, we will furnish each stockholder sharing an address with a separate copy of the Notice of Internet Availability of Proxy Materials.  Requests should be directed to our corporate secretary at 1901 Diplomat Drive, Farmers Branch, Texas 75234 or by phone at (972) 484-9484.

ITEM NO. 1
ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

At the upcoming Annual Meeting, a board of five directors will be elected, with each director to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.  The Board has nominated Adam Blumenfeld, Jeff Davidowitz, Richard Ellman, William M. Lockhart and William H. Watkins, Jr.  Each of the Board’s nominees is an incumbent director of the Company.  Due to his impending departure from Andell Holdings LLC, on June 16, 2009, Scott H. Richland, who was independent as defined by the rules of The Nasdaq Stock Market, tendered his resignation on behalf of Andell and CBT Holdings LLC, such resignation effective July 1, 2009.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.  If a nominee becomes unable or unwilling to accept nomination or election, the Board either will select a substitute nominee or will reduce the size of the Board.  If you have submitted a proxy to vote for the directors nominated by the Board and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

The Board recommends a vote FOR the election of each of the nominees for director listed below.

Information Concerning Nominees for Director

Set forth below is biographical and other information about the persons who will make up the Board following the Annual Meeting, assuming election of the nominees:

Adam Blumenfeld Age: 39 Director since January 2000 No Board Committees
Mr. Blumenfeld is the Company’s Chairman of the Board and Chief Executive Officer.  Mr. Blumenfeld served as President of the Company from January 2000 until being appointed Chief Executive Officer on November 13, 2006.  Mr. Blumenfeld has served as Chairman of the Board since July 1, 2007.  Prior to joining the Company in January 2000, Mr. Blumenfeld served as Vice President of Sales and Marketing from 1996 to 1999 and Director of Youth Sales from 1993 to 1996 for a company that became a subsidiary of the Company in July 2005 and was also called Sport Supply Group, Inc., and such company was merged with and into the Company on June 30, 2007 (“Old SSG”).

Jeff Davidowitz Age: 53 Director since June 1998 Board Committees: Audit, Nominating and Compensation
Mr. Davidowitz is the President of Penn Footwear, a private investment company and has served in that capacity since 1991.  Mr. Davidowitz is also President of Oldfield Company, a private investment company.  Mr. Davidowitz is independent, as defined by the rules of The Nasdaq Stock Market.

Richard Ellman Age: 38 Director since November 2007 Board Committees: Audit, Nominating and Compensation
Mr. Ellman is a partner in the private equity firm Aldus Equity and has served in that capacity since December 2004.  From May 2004 to December 2004, Mr. Ellman served as a business manager in the strategic sourcing group of Frito Lay North America.  From 2000 to 2003, Mr. Ellman served as Co-Founder, Co-Chief Executive Officer and President of Vizor Group, Inc., a venture capital-backed financial services corporation providing technology solutions to the retail, restaurant and hospitality sectors.  In addition, Mr. Ellman earned his M.B.A. in 2004 and his J.D. in 1997.  Mr. Ellman is independent, as defined by the rules of The Nasdaq Stock Market.

William M. Lockhart Age: 40 Director since April 2008 Board Committees: Audit and Compensation
Mr. Lockhart is a Principal and Portfolio Manager at Carlson Capital, L.P., a multi-strategy investment firm which is an affiliate of the Company.  Prior to joining Carlson Capital in 2006, Mr. Lockhart was the founder and president of Lockhart Capital Management, L.P., a $100 million equities-focused investment firm.  Mr. Lockhart is independent, as defined by the rules of The Nasdaq Stock Market.

William H. Watkins, Jr. Age: 67 Director since February 1998 Board Committees: Audit and Nominating
Mr. Watkins is a co-founder in the public accounting firm of Watkins Uiberall, PLLC, CPAs and has served in that capacity since 1971.  From 1996 through 2008, Mr. Watkins served as a member of the Tennessee Board of Regents and as the Chairman of the Board of Regents’ Audit Committee.  From July 2001 to June 2005, he served as Chairman of the Board of Regents’ Finance and Administration Committee and Chairman of Finance and Administration from July 2001 to June 2005.  From July 2003 to June 2005, he also served as the Chairman of the Board of BKR International’s Americas region.  Mr. Watkins also serves as a director of Strategic Resource Management, Inc.  The Board has previously determined that Mr. Watkins is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent, as defined by the rules of The Nasdaq Stock Market.

Information Concerning Executive Officers

Background information about the Company’s executive officers who are not directors is set forth below:

Terrence M. Babilla Age: 47
Mr. Babilla is the Company’s President, Chief Operating Officer, General Counsel and Secretary.  Mr. Babilla has served as the Company’s President since November 13, 2006 and as the Company’s Chief Operating Officer, General Counsel and Secretary since July 1, 2007.  From July 1999 to June 30, 2007, Mr. Babilla served as Chief Operating Officer, General Counsel and Secretary of Old SSG.  In addition, Mr. Babilla served as President of Old SSG from July 2005 until June 30, 2007.

Kurt Hagen Age: 41
Mr. Hagen is the Company’s Executive Vice President, Sales & Marketing and has served in that capacity since January 2006.  From October 2004 to December 2005, Mr. Hagen served as the President and Founder of Grill Pod, L.P. and from 1992 to 2004 as Vice President Sales/Private Label of Fossil, Inc.

Tevis Martin Age: 53
Mr. Martin is the Company’s Executive Vice President, U.S. Operations and has served in that capacity since July 2005.  From December 2004 to June 2005, Mr. Martin served as the Company’s Director, U.S. Operations.  From 2000 to 2004, Mr. Martin served as a Senior Vice President of Telogy, Inc.

John Pitts Age: 44
Mr. Pitts is the Company’s Chief Financial Officer and has served in that capacity since September 2007.  From July 2007 to September 2007, Mr. Pitts served as the Company’s Senior Vice President-Finance.  From December 1993 to May 2007, Mr. Pitts was employed by Horizon Health Corporation, serving as Vice President-Finance from 2001 to 2004 and as Executive Vice President, Chief Financial Officer from 2004 to 2007.

BOARD COMMITTEES

The Board maintains three standing committees:  Audit, Nominating and Compensation.

Audit Committee.  The Audit Committee consists of Messrs. Davidowitz, Ellman, Lockhart and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the rules of the SEC and The Nasdaq Stock Market.  Mr. Watkins is the Chairman of the Audit Committee.  The Board has previously determined that Mr. Watkins is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act.

The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which it has been granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act.  You can find a copy of the Audit Committee Charter on the Company’s website, http://www.sportsupplygroup.com.  The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, (iv) the compliance by the Company with legal and regulatory requirements and (v) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.  The Audit Committee works closely with management as well as the Company’s independent auditors.  The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to assist it in the performance of its functions.  You can find the formal report of the Audit Committee with respect to fiscal 2009 under “—Audit Committee Report.”

Nominating Committee.  The Nominating Committee consists of Messrs. Davidowitz, Ellman and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the rules of The Nasdaq Stock Market.  Mr. Davidowitz is the Chairman of the Nominating Committee.  The primary responsibilities of the Nominating Committee are to (i) determine the slate of director nominees for election to the Board and (ii) identify and recommend candidates to fill vacancies occurring between annual stockholder meetings.  The Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Nominating Committee deems necessary to assist it in the performance of its functions.  The specific responsibilities and functions of the Nominating Committee are delineated in the Nominating Committee Charter.  You can find a copy of the Nominating Committee Charter on the Company’s website, http://www.sportsupplygroup.com.

The Nominating Committee does not have specific requirements for eligibility to serve as a director of the Company.  However, in evaluating candidates, regardless of how recommended, the Nominating Committee considers whether the professional and personal ethics and values of the candidate are consistent with those of the Company, whether the candidate’s experiences and expertise would be beneficial to the Board in rendering his or her service to the Company, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of the Company’s stockholders.

The Nominating Committee does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically the Company has not received such recommendations.  However, the Nominating Committee would consider such recommendations if made in the future.  Stockholders who wish to make such a recommendation should send the recommendation to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234, Attention: Corporate Secretary.  The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.”  The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and must be accompanied by evidence of the sender’s stock ownership.  Such letter must be received within the dates for submission of stockholder proposals, as described under “Additional Information—Proposals of Stockholders” and must comply with any requirements contained in the Company’s Bylaws with respect to director nominations.  Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman of the Nominating Committee for further review.  If the Nominating Committee believes the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

Compensation Committee.  The Compensation Committee of the Board consists of Messrs. Davidowitz, Ellman and Lockhart, each of whom satisfies the independence requirements under the current standards imposed by the rules of The Nasdaq Stock Market.  Mr. Lockhart is the Chairman of the Compensation Committee.

The Compensation Committee is responsible for reviewing and approving, on behalf of the Board, the compensation of the Company’s executive officers and senior executives and of the Company’s directors.  The specific responsibilities and functions of the Compensation Committee are set forth in the Compensation Committee Charter.  You can find a copy of the Compensation Committee Charter on the Company’s website, http://www.sportsupplygroup.com.  The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Compensation Committee deems necessary to assist it in the performance of its functions.  The formal report of the Compensation Committee with respect to fiscal 2009 is set forth under “Executive Compensation—Compensation Committee Report.”

Processes and Procedures for Determining Executive and Director Compensation

The following discussion is intended to illustrate the Company’s typical process and procedures for the consideration and determination of executive and director compensation, rather than to provide a detailed discussion of specific executive and director compensation matters.  Such detailed discussion is set forth under “Executive Compensation—Compensation Discussion and Analysis.”  From time to time, the Board and/or Compensation Committee may deem additional or different processes and procedures to be appropriate for a particular matter.

Executive Compensation.  As discussed above and as detailed in its charter, the Compensation Committee is responsible for reviewing and approving, on behalf of the Board, the compensation of the Company’s executive officers.  In general, executive compensation matters can be presented to the Compensation Committee for consideration by the Compensation Committee’s Chairman or another member of the Committee, or at the request of the Company’s Chairman of the Board and Chief Executive Officer.

Also as discussed above and as detailed in its charter, the Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Committee deems necessary to assist it in the performance of its functions.  The Compensation Committee retained Mercer (US) Inc. (“Mercer”) to provide information, analyses and advice regarding executive compensation, as described below.  The Mercer consultant who performs these services reports directly to the Chairman of the Compensation Committee.

The Compensation Committee has established procedures that it considers adequate to ensure that Mercer’s advice to the Compensation Committee remains objective and is not influenced by the Company’s management.  These procedures include:  a direct reporting relationship of the Mercer consultant to the Compensation Committee; a provision in the Compensation Committee’s engagement letter with Mercer specifying the information, data and recommendations that can and cannot be shared with management; and an annual update to the Compensation Committee on Mercer’s financial relationship with the Company, including a summary of the work performed for the Company during the preceding 12 months.  During the 2009 fiscal year, Mercer did not provide any additional services to the Company.

At the Compensation Committee’s direction, Mercer provided the following services for the Compensation Committee during fiscal 2009:

▪	evaluated the competitive positioning of the Company’s Named Executive Officer base salaries, annual incentive and long-term incentive compensation relative to the Company’s peers;

▪
advised the Compensation Committee on Chief Executive Officer and other Named Executive Officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

▪	briefed the Compensation Committee on executive compensation trends among the Company’s peers and broader industry; and

▪	assisted with the preparation of the Compensation Discussion and Analysis section of this proxy statement.

In performing its duties under its engagement with the Compensation Committee during the last completed fiscal year, Mercer was subject to the following instructions or directions:

▪
The Mercer consultant may not share data and recommendations regarding the compensation (including equity awards) of the Named Executive Officers (as defined below) with any member of management, without the prior approval of the Chairman of the Compensation Committee.

With the consent of the Chairman of the Compensation Committee, Mercer may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the executive officers also receive.  All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation program are made by the Compensation Committee alone and may reflect factors and considerations other than the information and advice provided by Mercer.

In addition to engaging a compensation consultant as discussed above, the Compensation Committee occasionally sought the opinions and recommendations of the Company’s Chairman of the Board and Chief Executive Officer with respect to the compensation of the Company’s executives other than himself.  With respect to the compensation of Mr. Blumenfeld, the Compensation Committee independently reviews and makes decisions regarding such compensation.

Together with Mr. Blumenfeld, Mercer and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and approves it if it is determined by the Compensation Committee to meet the Company’s compensation objectives and be appropriate and in the best interests of the Company and its stockholders.

Director Compensation.  As discussed above and as detailed in its charter, the Compensation Committee is also responsible for reviewing and approving, on behalf of the Board, the compensation of the Company’s directors.  The Compensation Committee also engaged Mercer to assist it in reviewing the Company’s director compensation program for fiscal 2009.  The Compensation Committee may consider and formally approve amendments to the Company’s director compensation program if deemed appropriate and in the best interests of the Company and its stockholders.

To the extent permitted by applicable law, the Compensation Committee may delegate its authority with respect to executive and director compensation matters to any subcommittee or individual member(s) of the Compensation Committee as it deems appropriate.

Compensation Committee Interlocks and Insider Participation

Messrs. Davidowitz, Ellman and Lockhart, the members of the Compensation Committee, are not officers or employees, or former officers or employees, of the Company or any of its subsidiaries.  No interlocking relationship exists between the members of the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Meetings and Attendance

During fiscal 2009, the full Board met five times and acted by unanimous written consent five times, the Audit Committee met six times, the Compensation Committee met five times and acted by unanimous written consent one time, and the Nominating Committee did not meet.  Each director attended at least 75% of the meetings of the full Board and the meetings of the committees on which he served that were held during the period for which he was a director.  Directors are encouraged, but are not required, to attend the Company’s annual meetings of stockholders.  All members of the Board other than Mr. Lockhart attended the Company’s fiscal 2009 annual meeting of stockholders.

Communications with the Board

Stockholders who wish to communicate with the Board or a particular director may send such communication to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234, Attention: Corporate Secretary.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.”  Any such letter must identify the author as a stockholder and must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors.  The Secretary will then review such correspondence and forward it to the Board, or to the specified director, if appropriate.

Code of Ethics

The Board adopted a Code of Ethics on September 22, 2003 that applies to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  You can find a copy of the Company’s Code of Ethics on the Company’s website, http://www.sportsupplygroup.com.  In addition, in accordance with the SEC’s rules, the Company currently intends to disclose amendments to, or waivers from, provisions of its Code of Ethics by posting such information on its website, http://www.sportsupplygroup.com.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filings of the Company  under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the Company’s financial reporting process and the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the outside auditors’ performance, qualifications and independence, and the performance of the Company’s internal audit function.  The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

The Company’s management has primary responsibility for preparing the Company’s consolidated financial statements and the Company’s financial reporting process.  The Company’s independent registered public accounting firm, Grant Thornton LLP, is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit Committee hereby reports as follows:

1.           The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2009 with the Company’s management and its independent registered public accounting firm, Grant Thornton LLP;

2.           The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by the statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board;

3.           The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP; and

4.           Based on the review and discussions referred to in sections (1) through (3) above and such other review as they deemed appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2009 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC.

Members of the Audit Committee:
Jeff Davidowitz
Richard Ellman
William M. Lockhart
William H. Watkins, Jr., Chairman
October 7, 2009

ITEM NO. 2
APPROVAL OF THE FIRST AMENDMENT TO THE SPORT SUPPLY GROUP, INC.
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

At the annual meeting, the stockholders will be asked to approve the First Amendment to the Company’s Amended and Restated 2007 Long-Term Incentive Plan (the “2007 Plan”), to be effective as of November 19, 2009, if approved.  The 2007 Plan was initially approved by the Company’s stockholders on December 15, 2006, and an amendment and restatement of the 2007 Plan was subsequently approved by the Company’s stockholders on July 10, 2008.  The purpose of the First Amendment to the 2007 Plan is to increase the number of shares of Common Stock that the Company may issue under the 2007 Plan by 500,000 shares.  Currently, the maximum number of shares of Common Stock covered by the 2007 Plan is 2,000,000 shares.  As of October 2, 2009, 489,626 shares were available for future awards under the 2007 Plan, 1,443,790 shares were the subject of outstanding options under the 2007 Plan, and 66,584 shares were the subject of outstanding restricted stock awards still subject to forfeiture under the 2007 Plan.  Presently, the exercise prices for outstanding stock options under the 2007 Plan range from $7.21 to $9.85.  On September 24, 2009, the Board unanimously approved and adopted the First Amendment to the 2007 Plan, subject to the receipt of stockholder approval.

The Board recommends a vote “FOR” approval of the First Amendment to the 2007 Plan, which will increase the number of shares issuable under the 2007 Plan by 500,000 shares.  Because the proposed First Amendment will increase the number of shares of Common Stock that may be issued to directors and executive officers of the Company pursuant to Awards granted under the 2007 Plan, as proposed to be amended, each of the directors and executive officers has an interest in, and may benefit from, the adoption of the First Amendment to the 2007 Plan.

Reasons for the Proposal

The First Amendment contemplates increasing the number of shares of Common Stock reserved and available for issuance from inception under the 2007 Plan from 2,000,000 shares to 2,500,000 shares.  The 2007 Plan, as currently in effect, requires the Board to obtain stockholder approval to increase the aggregate number of shares that may be issued under the plan (other than pursuant to the 2007 Plan’s adjustment provisions).  See “Summary of the 2007 Plan – Other Provisions – Amendment and Termination” and “Summary of the 2007 Plan – Shares Subject to the 2007 Plan.”  No other modifications to the 2007 Plan are contemplated pursuant to the First Amendment.

The Board believes that the First Amendment will allow the Company to continue to benefit and advance its interests by attracting and retaining employees, non-employee directors and consultants, rewarding them for their contributions to the Company’s financial success and thereby motivating them to continue to make such contributions in the future.  The use of stock-based awards under the 2007 Plan continues to be a key element of the Company’s compensation program and, without stockholder approval of the First Amendment, the Board believes the Company will be severely limited in its ability to attract, retain, reward and motivate such individuals through the use of equity incentive awards.  If the First Amendment to the 2007 Plan is approved, the 500,000 additional shares will be immediately available for future awards under the 2007 Plan, and the maximum number of shares reserved and available for issuance from the inception of the 2007 Plan will increase from 2,000,000 to 2,500,000.  While the Board is cognizant of the potential dilutive effect of compensatory stock awards, it also recognizes the significant motivation and performance benefits that are achieved from making such awards.  The First Amendment will not be implemented unless approved by the Company’s stockholders.  If the First Amendment is not approved by the stockholders, the 2007 Plan will remain in effect in its present form.

In addition to the First Amendment, the Board is also requesting that stockholders reapprove the material terms of the 2007 Plan so that certain designated awards comprised of shares authorized pursuant to the First Amendment to the 2007 Plan may qualify for exemption from the deduction limitations of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The reapproval will automatically occur if the First Amendment is approved.  Under section 162(m), the federal income tax deductibility of compensation paid to the Company’s chief executive officer and the three other most highly compensated officers (other than the Company’s principal financial officer) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, a “Covered Employee”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year.  However, the Company may deduct compensation paid to its Covered Employees in excess of that amount if it qualifies as performance-based compensation.  Please see “—Federal Tax Consequences—Tax Code Limitations on Deductibility” for a complete discussion of the rules associated with the deduction of such performance-based compensation under section 162(m) of the Code.  In addition to certain other requirements, in order for awards under the 2007 Plan that are comprised of shares authorized pursuant to the First Amendment to constitute performance-based compensation, the material terms of the 2007 Plan must be disclosed to and approved by the Company’s stockholders.  Under the section 162(m) regulations, the material terms of the 2007 Plan are (i) the maximum amount of compensation that may be paid to a participant under the 2007 Plan during a specified period, (ii) the employees eligible to receive compensation under the 2007 Plan, and (iii) the business criteria on which performance goals are based.  No changes are being made to the material terms of the 2007 Plan by the First Amendment.

The Company intends that certain performance awards to Covered Employees made under the 2007 Plan that are comprised of shares authorized pursuant to the First Amendment qualify for exemption from the deduction limitations of section 162(m) of the Code.  Accordingly, the Company is asking stockholders to reapprove, by way of approving the First Amendment, the material terms of the 2007 Plan for section 162(m) purposes.  The material terms of the 2007 Plan are disclosed below as follows: (i) the maximum amount of compensation is described in the section entitled “—Summary of the 2007 Plan—Persons Who May Participate in the 2007 Plan,” (ii) the eligible employees are also described in the section entitled “—Summary of the 2007 Plan—Persons Who May Participate in the 2007 Plan,” and (iii) the business criteria are described in the section entitled “—Summary of the 2007 Plan—Awards—Performance and Annual Incentive Awards.”

Currently, the full value of awards under the 2007 Plan may be fully deductible by the Company for federal income tax purposes.  However, the deductibility of awards granted to Covered Employees after our Annual Meeting will potentially be limited unless the maximum award limits, eligibility provisions and business criteria in the 2007 Plan are reapproved by stockholders in connection with the approval of the First Amendment.

Summary of the 2007 Plan

The following summary of the 2007 Plan does not purport to be a complete description of all the provisions thereof.  This summary should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of (i) the 2007 Plan, which is filed as Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A, filed on May 27, 2008, and (ii) the First Amendment, a copy of which is attached to this Proxy Statement as Exhibit A and is incorporated in its entirety herein by reference.

Purposes of the 2007 Plan

The purposes of the 2007 Plan are to (i) promote the long-term financial interests and growth of the Company, (ii) motivate directors, employees and consultants of the Company by providing growth-oriented incentives, and (iii) further the alignment of interests of directors, employees and consultants with those of the stockholders of the Company.  The Company intends to achieve the 2007 Plan’s purpose by primarily providing grants of (i) options intended to qualify as incentive stock options under U.S. federal income tax laws (“ISOs”), (ii) options that do not constitute incentive stock options (“Nonqualified Options” and, together with ISOs, “Options”), (iii) restricted stock awards (“Restricted Stock”), (vi) annual incentive awards for a specified fiscal year (“Annual Incentive Awards”), (v) awards, the grant, vesting, exercise and/or settlement of which may be based on specified performance criteria (“Performance Awards”), or (vi) any combination of such awards (collectively referred to as “Awards”).  See “Summary of the 2007 Plan – Shares Subject to the 2007 Plan.”  If specified in an applicable Award agreement or otherwise with respect to an Award, certain Awards may be settled in cash instead of Common Stock.

The 2007 Plan, in part, is intended to qualify under the provisions of section 422 of the Code.  See “Federal Tax Consequences.”  The 2007 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Administration of the 2007 Plan

The Board has appointed the Compensation Committee to administer the 2007 Plan pursuant to its terms and all applicable state, federal or other rules or laws.  Unless limited otherwise by the 2007 Plan, Rule 16b-3 of the Exchange Act, or any provisions of the Code, the Compensation Committee has broad discretion to administer the 2007 Plan, interpret its provisions, prescribe rules and regulations relating to the 2007 Plan, determine recipients of Awards and the terms of their Award agreements, and execute all other responsibilities permitted or required under the 2007 Plan.

Persons Who May Participate in the 2007 Plan

Any employee, director or consultant who provides services to the Company (an “Eligible Person”) and who is designated by the Compensation Committee to receive an Award under the 2007 Plan will be a “Participant.”  Any individual granted an Award that remains outstanding under the 2007 Plan, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the 2007 Plan.  The Company currently has 4 non-employee directors, 5 executive officers, approximately 791 other employees and no consultants who are eligible to participate in the 2007 Plan.

A Participant in the 2007 Plan will be eligible to receive an Award pursuant to the terms of the 2007 Plan and subject to any limitations imposed by appropriate action of the Compensation Committee.  No Award may be granted if the Award relates to a number of shares of Common Stock that exceeds the number of shares that remains available under the 2007 Plan minus the number of shares issuable in settlement of or relating to outstanding Awards.  In any calendar year, during any part of which the 2007 Plan is in effect, Covered Employees may not be granted (i) Awards (other than Awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of Common Stock) relating to more than 200,000 shares of Common Stock, subject to adjustment in a manner consistent with other provisions of the 2007 Plan, and (ii) Awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of Common Stock, having a value determined on the date of grant in excess of $1,000,000.

With respect to a grant of ISOs, a Participant must be an employee of the Company, or of a parent or subsidiary corporation of the Company, at the time the ISO is granted and, immediately before the time the ISO is granted, the Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company, or any parent or subsidiary of the Company, unless at the time the ISO is granted, the exercise price of the ISO is at least 110% of the fair market value of the Common Stock subject to the ISO and the ISO, by its terms, is not exercisable until after the expiration of five years from the date of grant.

Shares Subject to the 2007 Plan

The maximum aggregate number of shares of Common Stock that may be issued pursuant to any and all Awards under the 2007 Plan is currently 2,000,000 shares.  If the First Amendment to the 2007 Plan, as proposed by the Board, is adopted, the maximum aggregate number of shares of Common Stock in respect of which Awards may be granted under the plan, from the inception of the 2007 Plan, will increase by 500,000 shares to 2,500,000 shares, subject to adjustment due to recapitalization or reorganization as provided under the 2007 Plan.

Shares shall be deemed to have been issued under the 2007 Plan only to the extent actually issued and delivered pursuant to an Award.  If an Award expires or is canceled, forfeited, settled in cash or otherwise terminated without an issuance of shares to the Participant, any shares of Common Stock subject to such Award (including any shares withheld or delivered to satisfy the exercise price or taxes associated with an Award) shall again be available for the grant of an Award under the 2007 Plan, except to the extent limited by applicable law.  Subject to certain limitations set forth in the 2007 Plan, Common Stock to be offered under the 2007 Plan may be authorized but unissued shares or shares that have been reacquired by the Company.

Awards

Stock Options.  The Compensation Committee may award Options to Eligible Persons under the terms of the 2007 Plan.  An Option represents the right to purchase a share of Common Stock at a predetermined exercise price.  Options granted under the 2007 Plan may be in the form of ISOs (only to employees of the Company or its corporate parents or subsidiaries) or Nonqualified Options, as determined in the discretion of the Compensation Committee.  The terms of each Option, including the number of shares, exercise price, vesting period, and expiration date (which may not be more than ten years from the date of grant), will be set forth in an Option agreement.  The exercise price of each Option may vary; provided that the exercise price of an Option must not be less than the greater of (a) the par value per share of Common Stock or (b) 100% of the fair market value per share of the Common Stock on the date of grant of the Option.  Options may be exercised as the Compensation Committee determines (including the method and form of payment of the exercise price, which, in the discretion of the Compensation Committee, may be paid in cash, in shares of Common Stock otherwise deliverable upon exercise of the Option, or in shares of Common Stock already owned by the Participant), but not later than the Option’s expiration date, which will be the date set forth in the applicable Option agreement as the expiration date or, if earlier, the Participant’s termination of employment).  Under certain conditions, as determined by the Compensation Committee, an Option may be exercised for a period of time after a Participant’s termination of employment (e.g., retirement, death, disability), but not later than the expiration date of the Option.

ISOs will not be granted under the 2007 Plan after May 22, 2018.  Any ISO that fails to comply with section 422 of the Code for any reason will result in the reclassification of the Option as a Nonqualified Option, which will be exercisable as such.

Restricted Stock Awards.  A Restricted Stock Award is a grant of shares of Common Stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Compensation Committee in its discretion.  Restrictions may lapse at such times and under such circumstances as determined by the Compensation Committee.  Except as otherwise provided under the terms of the 2007 Plan or an Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the Common Stock subject to the Restricted Stock Award or to receive dividends on the Common Stock subject to the Restricted Stock Award.  Unless otherwise determined by the Compensation Committee, Common Stock distributed to a holder of a Restricted Stock Award in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such Common Stock or other property has been distributed.  During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

Performance and Annual Incentive Awards.  The Compensation Committee may designate that certain Awards granted under the 2007 Plan constitute Performance Awards or may grant separate Annual Incentive Awards that may be settled in cash, shares of Common Stock or other Awards.  A Performance Award is any Award the grant, exercise, vesting and/or settlement of which is subject to one or more performance standards.  If a Performance Award or an Annual Incentive Award is granted to a person designated by the Compensation Committee, at the time of grant of the Award, as likely to be a Covered Employee (within the meaning of section 162(m) of the Code and the regulations thereunder, including Treasury Regulation section 1.162-27 and successor regulations thereto) for the specified year, such Award may be designed to constitute “performance-based compensation” under section 162(m) of the Code.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return criteria) shall be used by the Compensation Committee in establishing performance goals: (i) earnings per share; (ii) increase in earnings; (iii) revenues; (iv) increase in revenues; (v) increase in cash flow; (vi) increase in cash flow return; (vii) return on net assets; (viii) return on assets; (ix) return on investment; (x) return on capital; (xi) return on equity; (xii) economic value added; (xiii) operating margin; (xiv) contribution margin; (xv) net income before taxes; (xvi) net income after taxes; (xvii) pretax earnings; (xviii) pretax earnings before interest, depreciation and amortization; (xix) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xx) total stockholder return; (xxi) debt reduction; (xxii) market share; (xxiii) change in the fair market value of the Common Stock; (xxiv) selling, general and administrative expenses (SG&A) as a percentage of net income or revenues; and (xxv) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Other Provisions

Tax Withholding.  To satisfy a Participant’s minimum statutory tax withholding with respect to an Award, the Company has the right to deduct any taxes required by law to be withheld and to require any payments from the Participant required to enable it to satisfy its withholding obligations.

Subdivision, Consolidation or Recapitalization.  In the event of a subdivision or consolidation of shares of Common Stock or the payment of stock dividends on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock subject to an Award theretofore granted will be proportionately increased or decreased, as applicable, and the purchase price, if any, shall be proportionately decreased or increased, as applicable.  In the event of a recapitalization, reclassification, or other change in the Company’s capital structure, the number and class of shares of Common Stock subject to an Award previously granted shall be adjusted so that it covers the number and class of shares of stock and securities that the Participant would be entitled to if the Participant was a holder of record of the number of shares of Common Stock subject to the Award immediately prior to such change.  In the event of other changes in the outstanding Common Stock, the Compensation Committee may make adjustments at its discretion as to the number and price of shares of Common Stock or other consideration subject to the Award.

Change of Control.  In the event of a Change of Control, all outstanding Awards (including, but not limited to, Options and Restricted Stock Awards) shall become fully vested. A “Change of Control” for purposes of the Amended and Restated Plan will have occurred if:

•
any person or related group of persons directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing 40% or more of the total voting power of the Company entitled to vote generally in the election of directors, and during any two consecutive year period, individuals who were members of the Board at the beginning of such period (or whose election or nomination to the Board was approved by a majority of the then current directors and directors whose election or nomination was previously so approved) cease to constitute a majority of the Board;

•
any person or related group of persons directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing 50% or more of the total voting power of the Company entitled to vote generally in the election of directors; or

•
a merger or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, other than a merger, consolidation or sale (i) effected solely to change the Company’s jurisdiction of incorporation and that results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of Common Stock, or (ii) that (a) does not result in any reclassification, conversion, exchange or cancellation of outstanding Company shares (except if such reclassification, conversion, exchange or cancellation is solely for shares of publicly traded common stock) and (b) results in holders of 50% or more of the total voting power of the Company immediately prior to such transaction holding more than 50% of the total voting power of the continuing or surviving company immediately after the transaction.

In the event a Change of Control is triggered by a merger or consolidation of the Company with or into another company pursuant to which shares of Common Stock of the Company are converted into the right to receive cash, then in such event each outstanding Option not otherwise exercised prior to the effective time of such merger will become exchangeable after the effective time of such merger only for the excess, if any, of the per share merger consideration paid in such merger over the per share exercise price of the Option.  In the event a Change of Control is triggered by a merger or consolidation of the Company with or into another company pursuant to which shares of Common Stock of the Company are converted into the right to receive any securities and/or property, then in such event each outstanding Option not otherwise exercised prior to the effective time of such merger will become exercisable after the effective time of such merger only for such securities and/or property into which shares of Common Stock of the Company would have been converted if such Option had been exercised immediately prior to the effective time of such merger.

Amendment and Termination.  The Board may amend, alter or discontinue the 2007 Plan at any time; provided that no amendment will be made to the 2007 Plan without stockholder approval if stockholder approval of such amendment is required by law or the rules of any exchange or if such amendment would:

•	increase the maximum aggregate number of shares (other than pursuant to the 2007 Plan’s adjustment provisions) that may be issued under the 2007 Plan;

•	extend the term of the 2007 Plan;

•	reduce the price at which Options may be granted below the fair market value of the Common Stock; or

•	change the class of individuals eligible to receive Awards under the 2007 Plan.

In addition, no change to the 2007 Plan may be made that would impair the rights of any Participant with respect to a previously granted Award without his or her consent.

Transferability of Awards.  An Award may not be transferred other than (i) by will or the laws of descent and distribution, (ii) pursuant to a “qualified domestic relations order” (within the meaning of the Code or Title I of ERISA), or (iii) with the written consent of the Compensation Committee.  Notwithstanding the foregoing, ISOs are transferable only by will or the laws of descent and distribution.

Federal Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in the 2007 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of Participants in the 2007 Plan may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

ISOs and Nonqualified Stock Options.  A Participant will not recognize any income upon the grant of a Nonqualified Option.  Upon the exercise of a Nonqualified Option, a Participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of the Common Stock received, over (ii) the exercise price paid therefor. A Participant will generally have a tax basis in any shares of Common Stock received pursuant to the cash exercise of a Nonqualified Option that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Federal Tax Consequences – Tax Code Limitations on Deductibility,” the Company, or any of its subsidiaries, as applicable, will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Common Stock received upon exercise of the ISO (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, the Company will not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion under “Federal Tax Consequences – Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonqualified Option or ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonqualified Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonqualified Option in the manner described above).  Moreover, that number of shares of Common Stock received upon exercise that equals the number of shares of previously held Common Stock surrendered therefor in satisfaction of the Nonqualified Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Common Stock surrendered in satisfaction of the Nonqualified Option or ISO exercise price. Any additional shares of Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

The 2007 Plan allows the Compensation Committee to permit the transfer of Awards in limited circumstances.  See “Summary of the 2007 Plan – Other Provisions - Transferability of Awards.”  For income and gift tax purposes, certain transfers of Nonqualified Options generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of Nonqualified Options (other than in the context of divorce).  However, the IRS has informally indicated that after a transfer of Options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the Options.  If Nonqualified Options are transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested Nonqualified Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift.  The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonqualified Option at the time of the gift.  The value of the Nonqualified Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonqualified Option and the illiquidity of the Nonqualified Option.  The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $13,000 per donee (as of January 1, 2009), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deduction rules.  The gifted Nonqualified Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonqualified Options has not been extended to unvested Nonqualified Options.  Whether such consequences apply to unvested Nonqualified Options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Restricted Stock Awards; Cash Awards.  A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon.  In general, a Participant will recognize ordinary compensation income as a result of the receipt of Common Stock pursuant to a Restricted Stock Award in an amount equal to the fair market value of the Common Stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock when (i) the Common Stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make an valid election under section 83(b) of the Code, or (ii) the Common Stock is received, in cases where a Participant makes a valid election under section 83(b) of the Code.

A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to Common Stock or cash received. Dividends that are received by a Participant prior to the time that the Common Stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the Common Stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, the Company or any of its subsidiaries will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Code Limitations on Deductibility.  In order for the amounts described above to be deductible by the Company or any of its subsidiaries, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

The ability of the Company or any of its subsidiaries to obtain a deduction for future payments under the 2007 Plan could also be limited by the golden parachute payment rules of section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, the ability of the Company or any of its subsidiaries to obtain a deduction for amounts paid under the 2007 Plan could be limited by section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to the Covered Employees of a publicly traded corporation to $1,000,000 with respect to any such Covered Employee during any taxable year of the corporation.  However, an exception applies to this limitation in the case of certain performance-based compensation.  In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the Award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Compensation Committee.  Performance Awards intended to comply with section 162(m) of the Code may not be granted in a given period if such Awards relate to shares of Common Stock that exceed a specified limitation or, alternatively, if the Performance Awards may result in compensation, for a Covered Employee, in a given period that exceeds a specified limitation.  A Participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive Performance Awards under the 2007 Plan relating to more than 200,000 shares of Common Stock or, with respect to Awards not related to shares of Common Stock, $1,000,000, in any given year. Although the 2007 Plan has been drafted to satisfy the requirements for the performance-based compensation exception, the Company may determine that it is in its best interests not to satisfy the requirements for the exception. See “Summary of the 2007 Plan – Awards – Performance and Annual Incentive Awards.”

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT, EXERCISE, VESTING, AND/OR PAYMENT, AS APPLICABLE, OF AWARDS UNDER THE 2007 PLAN.  IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE PERSON MAY RESIDE.

Plan Benefits under the 2007 Plan

The Awards, if any, that will be made to Eligible Persons under the 2007 Plan are subject to the discretion of the Compensation Committee, and thus the Company cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to its executive officers, employees and directors under the 2007 Plan, as proposed to be amended by the First Amendment.  Therefore, the New Plan Benefits Table is not provided.

The Company did make annual equity grants under the 2007 Plan to its executive officers in July 2008 (for fiscal 2009) and June 2009 (for fiscal 2010), which are reported in the “Fiscal 2009 Grants of Plan-Based Awards Table” of this proxy statement.  The Company anticipates making another annual equity grant to its executive officers and certain employees under the 2007 Plan in June or July 2010 (for fiscal 2011), but the amount of such grants is not determinable at this time.  In addition, the Company anticipates awarding each of its non-employee directors, pursuant to the terms of the Company’s current non-employee director compensation policy, restricted stock awards valued at approximately $20,000 per director in satisfaction of the annual long-term incentive award portion of each such director’s compensation for fiscal year 2011.  Such awards will be subject to a vesting schedule that will be specified in the applicable Award agreement, and the number of shares of Common Stock subject to such awards will be determined at the date of grant of such awards.

Prior Issuances of Awards under the 2007 Plan

The following table sets forth, as of September 21, 2009, certain information regarding Awards received under the existing 2007 Plan since inception, by (i) the named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, (iv) each nominee for election as a director, and (v) all employees, including current officers who are not executive officers, as a group.  We are not aware of any individual (not specifically identified below) who has received 5% or more of the Awards granted, or of any associates of any of the persons listed in (i) – (iv) above who have received Awards.  On October 2, 2009, the closing price of the Common Stock was $10.07 per share.

Name of Individual or Group	Number of Shares of Common Stock Underlying Options Granted Since Inception	Number of Shares of Common Stock Underlying Restricted Stock Awards Granted Since Inception	Total Number of Shares of Common Stock Underlying Awards Granted Since Inception
Adam Blumenfeld, Chief Executive Officer and Chairman of the Board	471,153	20,558	491,711
John Pitts, Chief Financial Officer	179,914	6,281	186,195
Terrence M. Babilla, President, Chief Operating Officer, General Counsel and Secretary	410,204	17,695	427,899
Tevis Martin, Executive Vice President, U.S. Operations	71,718	3,426	75,144
Kurt Hagen, Executive Vice President, Sales & Marketing	46,718	3,426	50,144
Jeff Davidowitz, Director	5,000	4,298	9,298
Richard Ellman, Director	-	4,298	4,298
William M. Lockhart, Director	-	2,304	2,304
William H. Watkins, Jr., Director	5,000	4,298	9,298
All current executive officers, as a group	1,179,707	51,386	1,231,093
All current directors who are not executive officers, as a group	10,000	15,198	25,198
All employees, including current officers who are not executive officers, as a group	255,417	-	255,417

ITEM NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, upon the recommendation of the Audit Committee, the Board has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year ending June 30, 2010.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

The Board considers Grant Thornton LLP to be well qualified and recommends that the stockholders vote FOR ratification of its appointment as the independent registered public accounting firm for the Company for fiscal 2010.

The submission of this matter for approval by stockholders is not legally required; however, the Board and the Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and the Audit Committee on an important issue of corporate governance.  In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.

Audit Fees

Audit fees billed by Grant Thornton LLP for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for the fiscal years ended June 30, 2009 and June 30, 2008, and Grant Thornton LLP’s review of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal years ended June 30, 2009 and June 30, 2008, totaled approximately $413,504 and $453,085, respectively.

Audit-Related Fees

The aggregate fees billed by Grant Thornton LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and that were not discussed under “—Audit Fees” totaled approximately $0 for fiscal 2009 and $10,225 for fiscal 2008.  The audit-related fees for fiscal 2008 were primarily incurred in connection with consultation on various accounting and system conversion topics as well as the filing of the Company’s registration statements on Forms S-3 and S-8.

Tax Fees

The aggregate fees billed by Grant Thornton LLP for professional services rendered for tax compliance, tax advice and tax planning were $0 for fiscal 2009 and approximately $70,240 for fiscal 2008, and consisted primarily of fees incurred in connection with the preparation of the Company’s federal and state income tax returns for fiscal 2008.

All Other Fees

The aggregate fees billed by Grant Thornton LLP for products or services other than the services described under “—Audit Fees,” “—Audit-Related Fees” and “—Tax Fees” were approximately $37,843 for fiscal 2009 and $0 for fiscal 2008, and consisted primarily of fees incurred in connection with the provision of advice regarding stock-based compensation, as well as assistance with the preparation of the Company’s responses to comment letters received from the SEC during fiscal 2009.

Audit Committee Pre-Approval Policies

During fiscal 2004, the Audit Committee adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent auditors in order to ensure the provision of such services does not impair the auditors’ independence from the Company and its management.  Unless a type of service to be provided by the Company’s independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee.  Any proposed services in excess of pre-approved fee levels will require specific pre-approval by the Audit Committee.  In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules on auditor independence.

In its pre-approval policy, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved fee levels) and has classified these pre-approved services into one of four categories:  Audit, Audit-Related, Tax and All Other.  The term of any pre-approval is twelve months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period.  The Audit Committee will review the list of pre-approved services from time to time, based on subsequent determinations.  Pre-approved fee levels for all services to be provided by the independent auditors will be established periodically from time to time by the Audit Committee.  Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members and has currently delegated this authority to its Chairman.  The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting.  The Audit Committee may not delegate its responsibilities to pre-approve services to management.

EXECUTIVE COMPENSATION

This section sets forth certain information pertaining to the compensation of the Chief Executive Officer, the Chief Financial Officer and the Company’s three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer for the fiscal year ended June 30, 2009 (the “Named Executive Officers”).

Compensation Discussion and Analysis

The Company’s last completed fiscal year was fiscal 2009, which ran from July 1, 2008 through June 30, 2009.  Therefore, the focus of this “Compensation Discussion and Analysis” is on fiscal 2009 executive compensation.  However, decisions made and actions taken regarding executive compensation with respect to fiscal 2010 (July 1, 2009 through June 30, 2010) are also discussed herein to the extent they are likely to affect a reader’s understanding of the Company’s current compensation programs and policies.

The Compensation Committee has responsibility for reviewing and approving, on behalf of the Board, the compensation of the Company’s executive officers.  As discussed in greater detail under “Processes and Procedures for Determining Executive and Director Compensation,” to assist it in fulfilling this responsibility, the Compensation Committee retained Mercer to provide information, analyses and advice regarding executive compensation matters.  However, all decisions with respect to the actual amount and form of compensation under the Company’s executive compensation program are ultimately made by the Compensation Committee and may reflect factors and considerations in addition to the information and advice provided by Mercer, such as an evaluation of prior awards to an individual, the individual’s performance, level and scope of responsibility within the organization, Company performance and market conditions.

In addition to engaging Mercer, the Compensation Committee occasionally sought the opinions and recommendations of Adam Blumenfeld, the Company’s Chairman of the Board and Chief Executive Officer, with respect to the compensation of the Company’s executives other than himself.  As discussed herein, Mr. Blumenfeld was authorized by the Compensation Committee to set certain threshold levels of performance pursuant to which certain Named Executive Officers may earn fiscal 2010 short-term incentive payouts.  With respect to the compensation of Mr. Blumenfeld himself, the Compensation Committee independently reviews and makes decisions regarding such compensation.

Objectives of the Executive Compensation Program

Like all investments and costs incurred, the objective of the Company’s executive compensation program is to maximize the long-term value of the Company by designing and managing the executive compensation costs incurred in order to create that value.  The Compensation Committee determines the composition and level of each individual executive’s compensation in order to attract, retain and motivate certain individuals whose skills, talents and experiences are well-matched to the Company’s needs, while continually balancing a review of alternatives in the marketplace.  In some cases, the Compensation Committee may choose to compensate an executive at levels that appear “above market” relative to similar positions at other companies in order to achieve or reward future results that it believes may more than adequately justify such a premium.  In all cases, the Compensation Committee seeks to design the Company’s compensation practices to foster a long-term focus on stockholder value creation through the award of equity-based compensation that aligns the interests of the Company’s executives with those of its stockholders.

Market Reference – Fiscal 2009

For fiscal 2009, the Compensation Committee targeted total direct compensation for each of the Named Executive Officers other than Mr. Babilla at market median.  Because Mr. Babilla performs multiple roles within the organization – President, Chief Operating Officer, General Counsel and Secretary – the Compensation Committee determined in its fiscal 2009 executive compensation review that it was appropriate to target his total direct compensation approximately 20% higher than the market median for chief operating officers.

Given that there are no public company peers in the Company’s industry (other than Old SSG which the Company acquired in 2007), the Compensation Committee did not use an industry peer group in making fiscal 2009 compensation determinations but instead relied on general industry survey data.  With respect to the fiscal 2009 executive compensation review, Mercer collected total direct compensation data (including base salary, target short-term incentive opportunity, target total cash, long-term incentive value and total direct compensation), from the following sources, for companies across all industries that generated revenues similar to those of the Company, and presented such data to the Compensation Committee:  (i) Mercer’s Proxy Compensation Database, its proprietary database that houses compensation data for the top five executives of public companies disclosed in public filings, (ii) the 2007 Mercer Americas Executive Remuneration Database, and (iii) Mercer’s long-term interpolation tool, which used grant data gathered in the 2007 survey cycles from all Mercer U.S. surveys to develop long-term incentive values as a percentage of base salary.

Elements of the Executive Compensation Program – Fiscal 2009

The elements of the Company’s fiscal 2009 executive compensation program were as follows:

▪	Base salary;

▪	Short-term incentive compensation;

▪	Long-term equity-based compensation;

▪	Other components of compensation available generally to salaried employees of the Company, as well as certain perquisites included in the compensation programs for Messrs. Blumenfeld and Babilla; and

▪	Change in control arrangements.

The mix of cash and equity-based awards granted to the Named Executive Officers may vary from year to year.

Base Salary.  The Compensation Committee believed that it was important that a portion of each executive’s annual compensation be provided as a fixed cash amount.  As such, the Compensation Committee considered base salary to be a key element of overall compensation.  In keeping with its objective to align executive compensation with market median levels, fiscal 2009 base salaries for the Named Executive Officers were increased in response to base salary survey data presented by Mercer, which indicated that the salaries of the Named Executive Officers lagged the market median for similarly situated executives at other companies.  Also, as partial consideration for increases in their base salaries, effective July 1, 2009, each of Messrs. Blumenfeld and Babilla agreed to forego tax gross-ups on perquisites that were historically paid to such persons. Tax gross-ups paid to Messrs. Blumenfeld and Babilla during Fiscal 2009 were $15,907 and $21,640, respectively.  Fiscal 2009 base salaries for each of the Named Executive Officers were therefore set as follows:

Named Executive Officer	Fiscal 2009 Base Salary
Adam Blumenfeld	$450,000 (up from $400,000 in fiscal 2008)
John Pitts	$275,000 (up from $250,000 in fiscal 2008)
Terrence M. Babilla	$415,000 (up from $375,000 in fiscal 2008)
Tevis Martin	$225,000 (up from $200,000 in fiscal 2008)
Kurt Hagen	$225,000 (up from $210,000 in fiscal 2008)

Short-Term Incentive Compensation.  The Compensation Committee also believed that it was important that a substantial portion of each executive’s compensation be tied to Company performance over the short-term.  The short-term incentive component of the Company’s fiscal 2009 executive compensation program provided cash-based short-term incentive opportunities for each executive.  Target short-term incentive opportunities were set as a percentage of each executive’s base salary, such percentage reflecting the Compensation Committee’s determination with respect to the appropriate portion of total direct compensation to be tied to Company performance during fiscal 2009, as well as its objective to target total direct compensation at the market median.

Performance goals for the fiscal 2009 short-term incentive program were established at the start of fiscal 2009.  At that time, management developed and presented the Company’s fiscal 2009 business plan to the full Board for review and approval.  The business plan included an annual EBITDA (earnings before interest, taxes, depreciation and amortization) goal for the Company, which was used by the Board and management as the primary measure to assess the Company’s annual performance relative to plan.  The business plan also included annual EBIT (earnings before interest and taxes) goals for each of the Company’s Road Sales and Catalog divisions.  The Compensation Committee used the goals reviewed and approved by the full Board as part of the business plan in establishing performance targets under the fiscal 2009 short-term incentive program because the Compensation Committee believed that it was important for the Company’s operational goals for a given fiscal year to be consistent with those used to incentivize the Company’s executives.  The applicable performance goals differed by executive based on the Compensation Committee’s evaluation of what aspect of Company performance each individual had the ability to impact.  For example, Messrs. Blumenfeld, Pitts and Babilla were each in a position to impact the Company’s overall performance and capital investment decisions; therefore, their fiscal 2009 short-term incentive compensation was based on Company EBITDA.  In contrast, Mr. Martin was in a position to directly impact the performance of the Company’s Road Sales division; therefore, his fiscal 2009 short-term incentive compensation was based on Road Sales EBIT.  In addition, Mr. Hagen was in a position to directly impact the performance of the Company’s Catalog division; therefore, his fiscal 2009 short-term incentive compensation was based on Catalog EBIT.  EBIT, as opposed to EBITDA, was used as the performance goal for Messrs. Martin and Hagen given that these executives did not generally play a role in allocating the Company’s capital resources thereby rendering depreciation and amortization add backs inapplicable for purposes of their short-term incentive opportunity.

Fiscal 2009 target short-term incentive opportunities and performance goals for each of the Named Executive Officers were as follows:

Named Executive Officer	Target Percentage of Salary	Performance Goal
Adam Blumenfeld	65%, or $292,500	$27.2 million in Company EBITDA (representing a 15.4% increase over fiscal 2008 actual performance)
John Pitts	55%, or $151,250	$27.2 million in Company EBITDA (representing a 15.4% increase over fiscal 2008 actual performance)
Terrence M. Babilla	65%, or $269,750	$27.2 million in Company EBITDA (representing a 15.4% increase over fiscal 2008 actual performance)
Tevis Martin	40%, or $90,000	$8.1 million in Road Sales EBIT (representing a 23.1% increase over fiscal 2008 actual performance)
Kurt Hagen	40%, or $90,000	$28.7 million in Catalog EBIT (representing a 14.3% increase over fiscal 2008 actual performance)

Under the fiscal 2009 short-term incentive program, amounts actually earned by each Named Executive Officer were determined based on the following schedule.  The following schedule was for illustrative purposes only and the Named Executive Officers were entitled to payment between the thresholds listed below:

Actual Performance Versus Goal	Payout Multiplier
Less than 86.4%	0.00
86.4%	0.50
100%	1.00
125%	2.00
150%	3.25
175%	4.50
More than 175%	An additional 0.06 for each percentage point exceeding 175%

The Compensation Committee elected not to cap potential fiscal 2009 short-term incentive payouts due to its belief that performance above the pre-established performance targets was anticipated to be difficult given the Company’s competitive environment and due to its desire to reward extraordinary performance with comparable payment opportunities.  The Compensation Committee believed that leaving the annual short-term incentive opportunity uncapped more closely aligned the interests of stockholders and management.  When management’s short-term incentive opportunity is tied directly to the Company’s financial performance, management is compensated based upon its ability to maximize the profitability of the Company, and the Compensation Committee believed that this was a proper incentive for management since stockholders benefit when profits are maximized.  On the other hand, a cap on short-term incentive compensation had the potential to incentivize management to defer earnings into future periods once maximum compensation had been achieved.  In addition, although the lack of a cap could theoretically encourage the Named Executive Officers to take unnecessary risks, the Compensation Committee did not believe this was the case for the following reasons:

▪
Aligning short-term incentive opportunities with the Company’s earnings mitigated the potential that executives would focus on measures such as sales or growth while not focusing on profits, which are the ultimate value creation.

▪
In order to avoid placing too much emphasis on achieving short-term results, the Compensation Committee adopted a total compensation program in which target short-term incentive opportunities did not comprise a disproportionate share of total direct compensation.  Executives would be remiss to take unnecessary risks for the benefit of short-term compensation as this could adversely affect the value of their long-term compensation, which constituted a greater portion of their annual compensation.  During fiscal 2009, target short-term compensation comprised approximately 21-24% of the Named Executive Officers’ total compensation potential while long-term compensation comprised approximately 26-47% of the Named Executive Officers’ total compensation potential.

▪
The Compensation Committee believed that the Company had adequate internal controls and procedures in place to prevent excessive risk-taking.  Each executive was granted specific, limited authority in the areas of investments, borrowings, capital expenditures, disbursements, commitments, offers of employment, and litigation and settlements.  In addition, the Company’s credit agreement restricted the Company from taking certain actions without obtaining lender approval, including in the areas of investments, fundamental changes to the Company’s structure, dispositions and changes in the nature of the Company’s business.

Additionally, while fiscal 2009 short-term incentive opportunities were uncapped, the Compensation Committee raised the minimum threshold for payment under the short-term incentive program from 80% to 86.4%, with fiscal 2008 actual performance levels set as the minimum threshold for payment.

The Company’s fiscal 2009 actual EBITDA performance was $23.8 million, or 87.5% of target EBITDA. Therefore, in accordance with the performance versus payout multiplier discussed above, short-term incentive payouts for Messrs. Blumenfeld, Pitts and Babilla were 54.16% of their target opportunity as follows:

Named Executive Officer	Fiscal 2009 Short-Term Incentive Payout
Adam Blumenfeld	$158,424
John Pitts	$81,920
Terrence M. Babilla	$146,102

The performance goals set for Messrs. Martin and Hagen were not achieved; however, the Compensation Committee determined that it was appropriate to exercise its discretion in awarding each such executive a fiscal 2009 bonus of $35,000 in an effort to reward them for their performance during fiscal 2009 and to somewhat offset the effects of generally adverse economic conditions beyond their control given that the performance of their respective divisions nearly met the threshold for payment pursuant to the fiscal 2009 short-term incentive program.

Long-Term Equity-Based Compensation.  As described above, one of the primary objectives of the Company’s executive compensation program was to foster long-term focus on stockholder value creation through the award of equity-based compensation that aligned the interests of the Company’s executives with those of its stockholders.  The types of equity-based awards granted to the Named Executive Officers in order to achieve this objective may vary from year to year.

The Compensation Committee generally approves an equity grant for each Named Executive Officer each year.  The size and structure of the award depends on recommendations from Mercer, as well as the Compensation Committee’s assessment of individual performance and level and scope of responsibility, the value of outstanding equity awards held by each individual and the Compensation Committee’s determination with respect to the appropriate balance between cash and equity, and short-term and long-term, compensation.

During fiscal 2009, equity awards were made in the form of both stock options and restricted stock.  This is because the Compensation Committee believed that stock options provide an explicit link to stockholder value creation, while restricted stock may enhance the retentive value of the Company’s long-term incentive program, and the Compensation Committee found both of these elements to be useful components of the overall compensation program for fiscal 2009.  The value of fiscal 2009 equity awards to each Named Executive Officer, at the time of grant, was determined based on target percentages of base salary as detailed in the schedule below, 70% of which value was awarded in the form of options and 30% of which value was awarded in the form of restricted stock.  The stock option and restricted stock awards granted during fiscal 2009 vest in equal annual installments over three years, and vesting accelerates in the event of a change of control of the Company.  The exercise price of the options awarded was equal to the Common Stock closing price on the grant date of $9.85, and the options expire ten years from the date of grant.

The Named Executive Officers received the following equity awards for fiscal 2009:

Named Executive Officer	Percentage of Base Salary	Fiscal 2009 Equity Awards
Adam Blumenfeld	150%, or $675,000	121,153 options; 20,558 shares of restricted stock
John Pitts	75%, or $206,250	37,019 options; 6,281 shares of restricted stock
Terrence M. Babilla	140%, or $581,000	104,285 options; 17,695 shares of restricted stock
Tevis Martin	50%, or $112,500	20,192 options; 3,426 shares of restricted stock
Kurt Hagen	50%, or $112,500	20,192 options; 3,426 shares of restricted stock

The number of options awarded to each Named Executive Officer was determined by dividing the desired dollar value of the option award by $3.90 (which was the $9.85 Common Stock closing price on the grant date, multiplied by a Black-Scholes ratio of 39.6%), rounded down to the nearest whole share.  The number of shares of restricted stock awarded to each Named Executive Officer was determined by dividing the desired dollar value of the restricted stock award by $9.85 (which was the Common Stock closing price on the grant date), rounded down to the nearest whole share.

With respect to the timing of grants of equity awards, the Compensation Committee intends to continue to make equity awards as close as practicable to the start of each fiscal year.  The ultimate timing of equity awards will depend on the completion of any surveys or other research conducted by outside compensation consultants, the addition of any new executives, and the completion of negotiating employment packages and similar administrative tasks.  The exercise price of the Company’s equity awards has traditionally been, and will continue to be, set at prices that are at least as great as the fair market value of the underlying Common Stock on the date of grant.

Perquisites.  Messrs. Blumenfeld and Babilla were each entitled to receive perquisites provided by or paid for by the Company.  These perquisites included payments for automobile allowances and related expenses, as well as country club memberships.  The Company provided these perquisites to Messrs. Blumenfeld and Babilla because the Compensation Committee believed that it was advisable for the Company to provide them for retention purposes.  Effective July 1, 2009, Messrs. Blumenfeld and Babilla were not entitled to receive tax gross-ups in connection with these perquisites.

Other Elements of Compensation.  The Company provided certain other forms of compensation and benefits to the Named Executive Officers that were also available to the Company’s salaried employees generally, such as health and retirement plan benefits.  The Compensation Committee reviewed these other components of compensation and determined that they were reasonable and appropriate.

Fiscal 2010 Executive Compensation Program Highlights

Prior to the start of fiscal 2010 (July 1, 2009 through June 30, 2010), the Compensation Committee reviewed the Company’s then-current compensation program and determined to make certain changes to the program for fiscal 2010.  While the Company will discuss and analyze the fiscal 2010 executive compensation program in greater detail in its fiscal 2011 proxy filing, highlighted below are the material elements of the fiscal 2010 executive compensation program and key differences between the fiscal 2009 and fiscal 2010 executive compensation programs.

Market Reference – Fiscal 2010.  With respect to the fiscal 2010 executive compensation review, the Compensation Committee sought to establish new market reference data by creating a more customized peer group than had been used in fiscal 2009, and it determined that it would use the resulting market compensation medians as a starting point and guide in setting executive compensation, rather than as a target.  To that end, the Compensation Committee identified a list of 26 peer companies across several industries with financial characteristics – including revenues, EBITDA and market capitalization – similar to those of the Company.  The peer group included the following companies:  Allion Healthcare, Inc., Alloy Inc., Aristotle Corp., Astronics Corp., Cache Inc., Continucare Corp., Cray Inc., DDI Corp., Dynamics Research Corp., Frozen Food Express Industries Inc., Gevity HR Inc., Harris Interactive Inc., ICT Group Inc., Integrated Silicon Solution Inc., Lionbridge Technologies Inc., LS Starrett Co., McCormick & Schmick’s Seafood Restaurants, Inc., Miller Industries Inc., Morton’s Restaurant Group Inc., Motorcar Parts of America Inc., Nobel Learning Communities Inc., Schiff Nutrition International Inc., Spectrum Control Inc., StarTeck Inc., Sturm, Ruger & Co. Inc. and TechTeam Global Inc.

The Compensation Committee provided this list of peer group companies to Mercer for collecting and analyzing base salary, short-term incentive compensation, target total cash compensation, long-term incentive compensation and total direct compensation data for the named executive officers at each company within the peer group.  The Compensation Committee reviewed and took this peer group compensation data into consideration as a starting point in making its decisions with regard to the appropriate fiscal 2010 compensation program for the Company’s Named Executive Officers.

Base Salary.  Base salaries for the Company’s Named Executive Officers were maintained at fiscal 2009 levels.

Short-Term Incentive Compensation.  Because of the uncertainties in the current economic environment, both management and the Compensation Committee felt that it would be difficult to forecast the Company’s fiscal 2010 performance.  Therefore, in lieu of a traditional cash-based short-term incentive opportunity, Mr. Blumenfeld was awarded options to purchase 100,000 shares of Common Stock, Mr. Pitts was awarded options to purchase 75,000 shares of Common Stock and Mr. Babilla was awarded options to purchase 87,500 shares of Common Stock.  The exercise price of the options was set by the Compensation Committee at $8.50, reflecting a premium over the $7.21 Common Stock closing price on the grant date.  The number of options awarded and the exercise price were determined such that the realizable gain for each executive at a $10.50 Common Stock price would equal the target dollar value of the short-term incentive component of each such executive’s total direct compensation, or $200,000, $150,000 and $175,000 for Messrs. Blumenfeld, Pitts and Babilla, respectively.  Since these options were intended to be more short-term in nature than the traditional option awards made pursuant to the long-term incentive portion of the Company’s executive compensation program, they vest in full on December 31, 2009.  The options accelerate in the event of a change in control of the Company and expire after seven years.  The Compensation Committee believed that the award of options further aligned the interests of these Named Executive Officers with stockholder value creation.

With respect to Messrs. Martin and Hagen, the Compensation Committee felt that it was important for them to remain focused on the annual performance of their respective divisions, and therefore decided to provide them with more traditional cash-based short-term incentive opportunities based on pre-determined EBIT goals.  Messrs. Martin and Hagen will not be eligible to earn fiscal 2010 short-term incentive payouts if the EBIT performance of their respective divisions falls below fiscal 2009 actual performance, and each is eligible to earn a $50,000 payout if the EBIT performance of their respective division equals fiscal 2009 actual performance.  The Compensation Committee also authorized Mr. Blumenfeld to set three additional threshold levels of EBIT performance pursuant to which each of Messrs. Martin and Hagen may earn a fiscal 2010 short-term incentive payout above $50,000, but not in excess of $200,000.

Long-Term Incentive Compensation.  The Compensation Committee determined to award fiscal 2010 long-term incentive compensation in the form of options as it believed that options provide the most direct link to stockholder value creation, which the Compensation Committee found to be the appropriate focus in light of current economic conditions.  The stock options awarded for fiscal 2010 vest in equal annual installments over three years and accelerate in the event of a change in control of the Company.  The exercise price of these options is equal to the Common Stock closing price on the grant date of $7.21, and the options expire ten years from the date of grant.

The Named Executive Officers received the following long-term incentive equity awards for fiscal 2010:

Named Executive Officer	Fiscal 2010 Long-Term Incentive Equity Awards
Adam Blumenfeld	100,000 options
John Pitts	37,895 options
Terrence M. Babilla	88,422 options
Tevis Martin	26,526 options
Kurt Hagen	26,526 options

Discretionary Bonus for Tevis Martin.  Given management’s and the Compensation Committee’s desire to retain Mr. Martin in this challenging competitive environment, the Compensation Committee approved the award of a $100,000 bonus for Mr. Martin at the start of fiscal 2010.  The discretionary bonus is payable in four equal installments of $25,000 each over a 24-month period.  Payment of each installment of the discretionary bonus is conditioned on Mr. Martin’s continued employment with the Company on the date of such payment.

Change in Control Agreements

The Compensation Committee believed that well-structured and competitive change in control agreements were important in ensuring that the Company’s executives are willing to actively support a sale transaction that is in the best interest of the Company’s stockholders. As discussed in greater detail under “—Potential Payments upon Termination or Change in Control,” at the start of fiscal 2009, change in control agreements were in effect between the Company and the Named Executive Officers, other than Mr. Pitts.  These change in control agreements include the following scenarios upon which payment will be made to an executive in connection with the occurrence of a change in control: (i) if the executive’s employment is terminated by the Company without cause, by the executive for good reason, or upon the death or disability of the executive at any time during the six month period prior to a change in control, (ii) if the executive remains employed by the Company as of the six month anniversary of a change in control, or (iii) if the executive’s employment is terminated by the Company without cause, by the executive for good reason or upon the death or disability of the executive prior to the six month anniversary of a change in control, each so long as the Company is not in default of any of its payment obligations under any of its senior debt or subordinated convertible notes at the time of the change in control.  The Board selected these triggers for payment because it believed that they effectively addressed and protected against the concerns of the Company’s key executives in the event of rumored or actual fundamental corporate changes, thereby best serving the Company and its stockholders by helping to avoid the distraction and loss of key executives in such event.

During the 2009 fiscal year, upon the recommendation of the Compensation Committee, the Board adopted amended and restated change in control agreements for the Named Executive Officers, other than Mr. Pitts, and approved a change in control agreement for Mr. Pitts.  The Board adopted the amended and restated change in control agreements and the change in control agreement for Mr. Pitts as part of its ongoing review of the Company’s compensation programs. The amendments to the prior agreements primarily entailed changes to bring the agreements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such as modifying the definition of “good reason” to bring it in line with the Section 409A safe harbor definition and other clarifying changes deemed to be appropriate by the Compensation Committee and the Board.  The payment triggers in the prior change in control agreements described above remained the same; however, the triggers in Mr. Pitts’s change in control agreement are slightly different than those in the prior agreements. Specifically, Mr. Pitts’s agreement provides that payment will occur if either (i) his employment is terminated by the Company without cause, by him for good reason or upon his death or disability at any time during the six month period prior to a change in control or (ii) his employment is terminated by the Company without cause, by him for good reason or upon his death or disability prior to the twelve month anniversary of a change in control.  Mr. Pitts’s severance payment multiplier was set at two times the sum of his current base salary immediately prior to the change in control (or, if greater, his highest annualized base salary in effect during the one year period prior to the change in control) plus the actual bonus paid to him for the most recently completed fiscal year.

On June 15, 2009, the Company entered into addendums to the amended and restated change in control agreements with Messrs. Blumenfeld, Pitts and Babilla.  The Compensation Committee determined that the fact that Messrs. Blumenfeld, Pitts and Babilla would each receive their short-term incentive compensation for fiscal 2010 in the form of options, in lieu of a traditional cash-based short-term incentive program, lessened the potential value of each such executive’s change in control agreement and that the addendums were appropriate to address this concern.  The value of the payments provided under the change in control agreements is derived in part from a calculation based on the executive’s salary and the actual bonus paid to the executive for the fiscal year prior to the occurrence of a change in control.  The addendums specify that, should a change in control of the Company occur during fiscal 2010, the value ascribed to the “actual bonus paid” component for each such executive shall be the sum of (i) the cash bonus paid to that executive pursuant to the fiscal 2009 short-term incentive program and (ii) any other cash bonus that may be paid at the discretion of the Compensation Committee to the executive as a result of fiscal 2009 performance (if any).  Furthermore, in conjunction with the replacement of a cash-based short-term incentive opportunity in fiscal 2010 with equity-based incentives, the addendums specify that, should a change in control of the Company occur during fiscal 2011, the value ascribed to the “actual bonus paid” component shall be $150,000 for Mr. Blumenfeld, $112,500 for Mr. Pitts and $131,250 for Mr. Babilla.

Additionally, on July 15, 2009, the Company entered into an addendum to the amended and restated change in control agreement with Mr. Martin to provide that no amount of the discretionary bonus discussed above will be included in the calculation of any severance payment payable to Mr. Martin under his agreement.

Stock Ownership Guidelines

In May 2008, the Compensation Committee adopted Stock Ownership Guidelines for the Named Executive Officers.  The Stock Ownership Guidelines encourage ownership of Common Stock at three times each of Messrs. Blumenfeld’s and Babilla’s annual base salaries at July 1, 2008 and at one times the annual base salaries of the Company’s other Named Executive Officers at July 1, 2008.  The executives have five years to attain such stock ownership levels and the Stock Ownership Guidelines will expire upon the occurrence of a change in control of the Company.  For the current beneficial ownership of Common Stock by each of the Named Executive Officers, please see “Security Ownership of Certain Beneficial Owners and Management.”

Tax and Accounting Implications

The Company accounts for the equity compensation expense for its employees and executive officers, including its Named Executive Officers, under the rules of SFAS 123(R), which require the Company to estimate and record an expense for each award of long-term incentive compensation over the vesting period of the award.  Accounting rules also require the Company to record cash compensation as an expense at the time the obligation is accrued.

Section 162(m) of the Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to the Company’s executive officers but provides an exception to this limitation for certain performance-based compensation.  The Company’s general policy is to qualify its incentive compensation programs for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goals and to the extent that the compensation of one or more of the Company’s executive officers is expected to exceed $1,000,000.  To this end, the Company’s Amended and Restated 2007 Long-Term Incentive Plan has been approved by stockholders, and certain elements of such plan are designed to provide performance-based incentive compensation that would be fully deductible under Section 162(m) of the Code.  The Company may in the future make payments that are not fully deductible if, in the Compensation Committee’s judgment, such payments are necessary to achieve the Company’s compensation objectives and to protect stockholders’ interests.

In addition, Section 280G of the Code prohibits the deduction of any “excess parachute payment.”  Benefits payable under the change in control agreements entered into with the Company’s Named Executive Officers, as well as accelerated vesting under stock option and restricted stock awards that occurs as a result of a change in control, could potentially result in “excess parachute payments.”  However, the change in control agreements include a cut back provision that reduces the amount of the payments due thereunder such that no payments that are nondeductible under Section 280G will be made.  Amounts payable and benefits available upon the occurrence of certain change in control transactions are described in greater detail below in the section titled “—Potential Payments upon Termination or Change in Control.”

Conclusion

The Compensation Committee believes that the caliber and motivation of all of the Company’s employees, and especially the Company’s executive leadership, are essential to the Company’s performance.  The Compensation Committee’s goal is to adopt management compensation programs that contribute to the Company’s ability to differentiate its performance from others in the marketplace.  The Compensation Committee believes that the compensation of the Named Executive Officers has been and continues to be consistent with the Company’s compensation philosophy and objectives, and the Compensation Committee will continue to evolve and administer the Company’s compensation programs in a manner that it believes will be in stockholders’ interests and worthy of stockholder support.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Compensation Committee Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis.  Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement with respect to the Annual Meeting.

Members of the Compensation Committee
William M. Lockhart, Chairman
Jeff Davidowitz
Richard Ellman
October 7, 2009

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation earned by the Named Executive Officers for services rendered during fiscal 2009, 2008 and 2007.  The Company does not have employment agreements with the Named Executive Officers.  Fiscal 2009 compensation for each of the Named Executive Officers consisted of salary, bonus or non-equity incentive plan compensation, stock and option awards, and all other compensation, which includes the value of perquisites, as applicable.  In proportion to total compensation for the Named Executives Officers as a group, salary for the Named Executive Officers as a group accounted for approximately 52% and bonus and non-equity incentive plan compensation for the Named Executive Officers as a group accounted for approximately 15%.

Name and Principal Positions	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total

Adam Blumenfeld	2009	$450,000	—	$67,119	$298,107	$158,424	$25,167	(2)	$998,817
Chairman of the Board and	2008	$400,000	—	—	$127,132	$250,000	$38,375	(3)	$815,507
Chief Executive Officer	2007	$375,000	$100,000	—	—	—	$22,294	(4)	$497,294

John Pitts
Chief Financial Officer	2009	$275,000	—	$20,507	$85,922	$81,920	$1,384	(5)	$464,733
	2008	$250,000	—	—	$34,138	$109,375	—		$393,513

Terrence M. Babilla
President, Chief Operating	2009	$415,000	—	$57,772	$257,764	$146,102	$31,616	(6)	$908,254
Officer, General Counsel	2008	$375,000	—	—	$110,181	$187,500	$52,208	(7)	$724,889
and Secretary	2007	$350,000	$75,000	—	—	—	$38,239	(8)	$463,239

Tevis Martin
Executive Vice President,	2009	$225,000	$35,000	$11,185	$48,967	—	$747	(5)	$320,899
U.S. Operations	2008	$200,000	—	—	$28,448	$45,000	—		$273,448
	2007	$180,775	$10,000	—	—	—	$1,400	(5)	$192,175

Kurt Hagen
Executive Vice President,	2009	$225,000	$35,000	$11,185	$76,849	—	—		$348,034
Sales & Marketing	2008	$209,584	—	—	$56,896	$63,000	—		$329,480
	2007	$200,000	$25,000	—	—	—	—		$225,000

(1)
The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment, or SFAS 123R, with respect to stock or option awards (as applicable) made to the Named Executive Officers in the applicable fiscal year and in prior years.  Any assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended June 30, 2009, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on August 28, 2009 and in footnote 12 to the Company’s audited financial statements for the fiscal year ended June 30, 2008, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on August 29, 2008.

(2)
This includes (i) executive perquisites consisting of country club membership dues and an auto allowance, neither of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Blumenfeld, and (ii) tax gross-ups not exceeding $10,000.

(3)
This includes (i) executive perquisites consisting of country club membership dues and an auto allowance, neither of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Blumenfeld, and (ii) tax gross-ups in the amount of $15,907.

(4)
This includes (i) executive perquisites consisting of country club membership dues, an auto allowance and auto insurance, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Blumenfeld, and (ii) tax gross-ups not exceeding $10,000.

(5)	This consists of employer contributions to the Company’s 401(k) plan.

(6)
This includes (i) executive perquisites consisting of country club membership dues, an auto allowance, auto insurance and auto expenses, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Babilla, (ii) tax gross-ups not exceeding $10,000, and (iii) employer contributions to the Company’s 401(k) plan not exceeding $10,000.

(7)
This includes (i) executive perquisites consisting of country club membership dues, an auto allowance, auto insurance and auto expenses, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Babilla, and (ii) tax gross-ups in the amount of $21,640.

(8)
This includes (i) executive perquisites consisting of country club membership dues, an auto allowance, auto insurance and auto expenses, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Babilla, and (ii) tax gross-ups in the amount of $15,850.

Fiscal 2009 Grants of Plan-Based Awards Table

The following table presents information concerning grants of plan-based awards made to the Named Executive Officers during fiscal 2009.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Date of Compensation Committee Action				Number of Shares of Stock (#)		Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Sh)		Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards(2)
			Minimum ($)	Target ($)	Maximum ($)
Adam	—	—	$0	$292,500	$1,316,250	—		—		—		—	—
Blumenfeld	07/02/2008	07/02/2008	—	—	—	—		121,153	(3)	$9.85		$9.85	$389,476
	07/10/2008	07/02/2008	—	—	—	20,558	(3)	—		—		—	$202,094
	06/15/2009	06/15/2009	—	—	—	—		100,000	(4)	$8.50	(5)	$7.21	$230,128
	06/15/2009	06/15/2009	—	—	—	—		100,000	(6)	$7.21		$7.21	$264,389
John Pitts	—	—	$0	$151,250	$680,625	—		—		—		—	—
	07/02/2008	07/02/2008	—	—	—	—		37,019	(3)	$9.85		$9.85	$119,007
	07/10/2008	07/02/2008	—	—	—	6,281	(3)	—		—		—	$61,745
	06/15/2009	06/15/2009	—	—	—	—		75,000	(4)	$8.50	(5)	$7.21	$172,596
	06/15/2009	06/15/2009	—	—	—	—		37,895	(6)	$7.21		$7.21	$100,190
Terrence	—	—	$0	$269,750	$1,213,875	—		—		—		—	—
M. Babilla	07/02/2008	07/02/2008	—	—	—	—		104,285	(3)	$9.85		$9.85	$335,240
	07/10/2008	07/02/2008	—	—	—	17,695	(3)	—		—		—	$173,950
	06/15/2009	06/15/2009	—	—	—	—		87,500	(4)	$8.50	(5)	$7.21	$201,362
	06/15/2009	06/15/2009	—	—	—	—		88,422	(6)	$7.21		$7.21	$233,778
Tevis	—	—	$0	$90,000	$405,000	—		—		—		—	—
Martin	07/02/2008	07/02/2008	—	—	—	—		20,192	(3)	$9.85		$9.85	$64,912
	07/10/2008	07/02/2008	—	—	—	3,426	(3)	—		—		—	$33,679
	06/15/2009	06/15/2009	—	—	—	—		26,526	(6)	$7.21		$7.21	$70,132
Kurt Hagen	—	—	$0	$90,000	$405,000	—		—		—		—	—
	07/02/2008	07/02/2008	—	—	—	—		20,192	(3)	$9.85		$9.85	$64,912
	07/10/2008	07/02/2008	—	—	—	3,426	(3)	—		—		—	$33,679
	06/15/2009	06/15/2009	—	—	—	—		26,526	(6)	$7.21		$7.21	$70,132

(1)
These amounts reflect the minimum, target and maximum cash amounts that could have been payable to the Named Executive Officers pursuant to the Company’s fiscal 2009 short-term incentive program.  Fiscal 2009 bonuses were based on (i) the Company’s achievement of an approved level of EBITDA (earnings before interest, taxes, depreciation and amortization) for fiscal 2009 of $27.2 million for Messrs. Blumenfeld, Pitts and Babilla; (ii) the Company’s Road Sales Group’s achievement of an approved level of EBIT (earnings before interest and taxes) for fiscal 2009 of $8.1 million for Mr. Martin; and (iii) the Company’s Catalog Group’s achievement of an approved level of EBIT for fiscal 2009 of $28.7 million for Mr. Hagen.  The bonus amount that could have been earned by each Named Executive Officer was based on a payout multiplier ranging from 0.00 if less than 86.4% of the applicable performance goal was achieved to 4.50 plus an additional 0.06 for each percentage point exceeding 175% of the applicable performance goal.  For purposes of the “Maximum” column, performance at 175% of the applicable performance goal was assumed.  Actual bonuses earned by the Named Executive Officers under the fiscal 2009 short-term incentive program are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and are as follows: (i) Mr. Blumenfeld earned $158,424; (ii) Mr. Pitts earned $81,920; and (iii) Mr. Babilla earned $146,102.  Messrs. Martin and Hagen did not earn bonuses under the fiscal 2009 short-term incentive program due to the fact that the applicable performance goals were not met.

(2)
The amounts in this column reflect the grant date fair value of the stock and option awards computed in accordance with SFAS 123R.  Any assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended June 30, 2009, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on August 28, 2009.

(3)	The options and shares of restricted stock vest in equal installments over three years beginning on July 2, 2009.

(4)	The options vest in full on December 15, 2009.

(5)
The $8.50 exercise price reflects a premium over the closing price of the Common Stock on the grant date and the Compensation Committee’s determination that the price of the Common Stock would need to appreciate to approximately $10.50 in order for the executive to earn the target dollar value of the short-term incentive component of his fiscal 2010 total direct compensation.  For additional information, see “—Compensation Discussion and Analysis.”

(6)	The options vest in equal installments over three years beginning on July 1, 2010.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table presents information concerning the outstanding equity awards held by the Named Executive Officers at June 30, 2009. The following table presents information concerning the outstanding equity awards held by the Named Executive Officers at June 30, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)

Adam	20,000	—		$6.125	08/15/2010	—		—
Blumenfeld	25,000	—		$3.890	05/08/2011	—		—
	25,000	—		$4.900	07/25/2012	—		—
	25,000	—		$6.080	06/24/2013	—		—
	20,000	—		$9.460	05/21/2014	—		—
	50,000	100,000	(1)	$9.560	09/07/2017	—		—
	—	121,153	(2)	$9.850	07/02/2018	—		—
	—	—		—	—	20,558	(2)	$176,593	(3)
	—	100,000	(4)	$8.500	06/15/2016	—		—
	—	100,000	(5)	$7.210	06/15/2019	—		—
John Pitts	10,000	20,000	(6)	$9.750	07/02/2017	—		—
	—	37,019	(2)	$9.850	07/02/2018	—		—
	—	—		—	—	6,281	(2)	$53,954	(3)
	—	75,000	(4)	$8.500	06/15/2016	—		—
	—	37,895	(5)	$7.210	06/15/2019	—		—
Terrence M.	43,333	86,667	(1)	$9.560	09/07/2017	—		—
Babilla	—	104,285	(2)	$9.850	07/02/2018	—		—
	—	—		—	—	17,695	(2)	$152,000	(3)
	—	87,500	(4)	$8.500	06/15/2016	—		—
	—	88,422	(5)	$7.210	06/15/2019	—		—
Tevis Martin	100,000	—		$14.340	12/01/2014	—		—
	25,000	—		$13.300	12/08/2014	—		—
	8,333	16,667	(6)	$9.750	07/02/2017	—		—
	—	20,192	(2)	$9.850	07/02/2018	—		—
	—	—		—	—	3,426	(2)	$29,429	(3)
	—	26,526	(5)	$7.210	06/15/2019	—		—
Kurt Hagen	16,667	33,333	(6)	$9.750	07/02/2017	—		—
	—	20,192	(2)	$9.850	07/02/2018	—		—
	—	—		—	—	3,426	(2)	$29,429	(3)
	—	26,526	(5)	$7.210	06/15/2019	—		—

(1)	The options vest in equal installments over three years beginning on July 1, 2008.

(2)	The options and shares of restricted stock vest in equal installments over three years beginning on July 2, 2009.

(3)	Calculated by multiplying the $8.59 Common Stock closing market price on June 30, 2009 by the number of shares listed in the foregoing column.

(4)	The options vest in full on December 15, 2009.

(5)	The options vest in equal installments over three years beginning on July 1, 2010.

(6)	The options vest in equal installments over three years beginning on July 2, 2008.

Potential Payments upon Termination or Change in Control

There were no employment agreements in effect during fiscal 2009, and the Named Executive Officers are not covered under any general severance plan of the Company.  As of June 30, 2009, the Company had change in control agreements in place with each of its Named Executive Officers.

The change in control agreements in effect for each of the Named Executive Officers other than Mr. Pitts provide that each such Named Executive Officer will be entitled to receive a severance payment if (i) the Named Executive Officer’s employment with the Company is terminated by the Company without cause, by the Named Executive Officer for good reason or upon the death or disability of the Named Executive Officer at any time during the six month period prior to a change in control, (ii) the Named Executive Officer remains employed by the Company on the six month anniversary of the occurrence of a change in control, or (iii) the Named Executive Officer’s employment with the Company is terminated by the Company without cause, by the Named Executive Officer for good reason or upon the death or disability of the Named Executive Officer at any time during the six month period following a change in control.  The change in control agreement in effect for Mr. Pitts provides that he will be entitled to receive a severance payment if (i) his employment with the Company is terminated by the Company without cause, by him for good reason or upon his death or disability at any time during the six month period prior to a change in control or (ii) his employment with the Company is terminated by the Company without cause, by him for good reason or upon his death or disability at any time during the twelve month period following a change in control.

If a severance payment becomes due under the change in control agreements, payment will be made by the Company in a lump sum on the next business day following the event triggering the payment, and will be in an amount equal to the product of (i) the multiplier specified in the table below for each Named Executive Officer and (ii) the sum of (a) the Named Executive Officer’s then current annual base salary (or, if greater, his highest base salary with the Company or any of its subsidiaries in effect during the one year period before the change in control of the Company) and (b) the actual bonus paid to the Named Executive Officer by the Company or any of its subsidiaries for the most recently completed fiscal year; provided that no severance payment shall be made to any Named Executive Officer if the Company is in default of any of its payment obligations under any of its senior debt or subordinated convertible notes at the time of the change in control.

Named Executive Officer	Severance Payment Multiplier
Adam Blumenfeld	2.99 times
John Pitts	2 times
Terrence M. Babilla	2.99 times
Tevis Martin	1 times
Kurt Hagen	1 times

On June 15, 2009, the Company entered into addendums to the change in control agreements with Messrs. Blumenfeld, Pitts and Babilla. The Compensation Committee determined that the fact that Messrs. Blumenfeld, Pitts and Babilla would each receive their short-term incentive compensation for fiscal 2010 in the form of options, in lieu of a traditional cash-based short-term incentive program, lessened the potential value of each such executive’s change in control agreement and that the addendums were appropriate to address this concern. The addendums specify that, should a change in control of the Company occur during fiscal 2010, the value ascribed to the “actual bonus paid” component for each such executive shall be the sum of (i) the cash bonus paid to that executive pursuant to the fiscal 2009 short-term incentive program and (ii) any other cash bonus that may be paid at the discretion of the Compensation Committee to the executive as a result of fiscal 2009 performance (if any). Furthermore, in conjunction with the replacement of a cash bonus opportunity in fiscal 2010 with equity-based incentives, the addendums specify that, should a change in control of the Company occur during fiscal 2011, the value ascribed to the “actual bonus paid” component shall be $150,000 for Mr. Blumenfeld, $112,500 for Mr. Pitts and $131,250 for Mr. Babilla.

Additionally, on July 15, 2009, the Company entered into an addendum to the amended and restated change in control agreement with Mr. Martin to provide that no amount of the discretionary bonus discussed under “—Compensation Discussion and Analysis” above will be included in the calculation of any severance payment payable to Mr. Martin under his agreement.

For purposes of the change in control agreements, the following terms have been given the meanings specified below:

(i)           “cause” means the conviction of the Named Executive Officer of a felony, an act or acts of personal dishonesty taken by the Named Executive Officer and intended to result in his substantial personal enrichment at the Company’s expense, or repeated violations of covenants in the change in control agreement made by the Named Executive Officer that are demonstrably willful and deliberate and that are not remedied within a reasonable period of time after receipt of written notice from the Company.

(ii)           “change in control” means the occurrence of any of the following events at any time during the term of the change in control agreements:

▪
the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 40% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors, other than any such acquisition by (a) the Company or (b) any subsidiary or any employee benefit plan of the Company, and during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors then in office; or

▪
the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors, other than any such acquisition by (a) the Company or (b) any subsidiary or any employee benefit plan of the Company; or

▪
any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any conveyance, sale, transfer or lease or disposal of all or substantially all of the assets of the Company to another person (other than (a) any such transaction (x) involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company (other than any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company solely for shares of publicly traded common stock listed on The NASDAQ Global Market or on an established national securities exchange or automated over-the-counter trading market in the United States) and (y) pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction or (b) any transaction that is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock).

(iii)           “disability” means the Named Executive Officer’s incapacity due to physical or mental illness that prevents him from engaging in the full-time performance of his duties for a period of 60 consecutive days or for 90 days in any 360-day period and, within 30 days after receipt of notice from the Company, the Named Executive Officer has not returned to the full-time performance of his duties.

(iv)           “good reason” means, without the Named Executive Officer’s consent and other than an isolated, insubstantial and inadvertent action not taken in bad faith, (a) a material diminution in the Named Executive Officer’s authority, duties or responsibilities or in the authority, duties or responsibilities of the supervisor to whom the Named Executive Officer is required to report (including a requirement that the Named Executive Officer report to a corporate officer or employee instead of reporting directly to the Board or a similar governing body); (b) a material diminution in the Named Executive Officer’s base compensation; (c) a material diminution in the budget over which the Named Executive Officer retains authority; (d) the relocation of the Named Executive Officer to an office or location more than 50 miles from the location at which the Named Executive Officer normally performed services for the Company immediately prior to such relocation; or (e) any action or inaction that constitutes a material breach by the Company of the agreement under which the Named Executive Officer provides services.  In the case of any allegation of good reason by the Named Executive Officer, (A) the Named Executive Officer must provide notice to the Company of the event alleged to constitute good reason within 90 days of the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged good reason event within 30 days from receipt of notice of such allegation.

If any payments or benefits to be received by a Named Executive Officer in connection with a change in control, whether pursuant to the change in control agreements or otherwise, are deemed to be parachute payments that would be nondeductible by the Company under Section 280G of the Code, the amount of the severance payment paid to the Named Executive Officer under the change in control agreement will be reduced so that no such payments or benefits to the Named Executive Officer will be nondeductible by the Company because of Section 280G of the Code. If a severance payment is made, a Named Executive Officer agrees not to compete with the Company for a period of one year following the termination of the Named Executive Officer’s employment with the Company for any reason. The change in control agreements also contain confidentiality provisions pursuant to which each Named Executive Officer agrees not to disclose the Company’s confidential information. In the event of a breach of the confidentiality covenant, a Named Executive Officer may be terminated for cause (provided the breach is demonstrably willful and deliberate and not remedied within a reasonable period of time). The agreements do not prohibit the waiver of a breach of these covenants.

The Company has also awarded stock options and restricted stock to its Named Executive Officers that, pursuant to the terms of the Company’s Amended and Restated 2007 Long-Term Incentive Plan and the option and restricted stock award agreements under which such stock options and shares of restricted stock were awarded, become fully vested and exercisable upon the occurrence of a change in control. For these purposes, the term “change in control” has the same meaning as under the change in control agreements. The vesting of stock options does not accelerate in any circumstance upon a Named Executive Officer’s termination of employment with the Company; however, the restricted stock award agreements do provide for accelerated vesting upon certain termination events. Specifically, the restricted stock awards vest in full if a Named Executive Officer is terminated by the Company without cause, by the officer for good reason, or due to the officer’s death or disability. For these purposes, the terms “cause,” “good reason” and “disability” have the same meanings as under the change in control agreements.

The following table reflects the estimated payments due pursuant to the change in control agreements and stock option and restricted stock awards of each Named Executive Officer as of June 30, 2009, assuming, as applicable, that a change in control occurred and/or such Named Executive Officers were terminated effective June 30, 2009. For these purposes, the price of Common Stock was assumed to be $8.59, which was the closing price on June 30, 2009. The amounts below have been calculated using numerous assumptions that the Company believes are reasonable. However, any actual payments that may be made pursuant to the agreements described above are dependent upon various factors, which may or may not exist at the time a change in control actually occurs and a Named Executive Officer is actually terminated. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Named Executive Officer	Termination Without Cause, for Good Reason or due to Death or Disability during the Protection Period Prior to or Following a Change in Control (1)	Change in Control (2)	Termination Without Cause, for Good Reason or due to Death or Disability (3)
Adam Blumenfeld
Severance Payment under Change in Control Agreement (4)	$1,819,188	—	—
Value of Accelerated Vesting of Stock Option Awards (5)	$147,000	$147,000	—
Value of Accelerated Vesting of Restricted Stock Awards (6)	$176,593	$176,593	$176,593
Total	$2,142,781	$323,593	$176,593
John Pitts
Severance Payment under Change in Control Agreement (4)	$713,840	—	—
Value of Accelerated Vesting of Stock Option Awards (5)	$59,045	$59,045	—
Value of Accelerated Vesting of Restricted Stock Awards (6)	$53,954	$53,954	$53,954
Total	$826,839	$112,999	$53,954
Terrence M. Babilla
Severance Payment under Change in Control Agreement (4)	$1,677,694	—	—
Value of Accelerated Vesting of Stock Option Awards (5)	$129,897	$129,897	—
Value of Accelerated Vesting of Restricted Stock Awards (6)	$152,000	$152,000	$152,000
Total	$1,959,591	$281,897	$152,000
Tevis Martin
Severance Payment under Change in Control Agreement (4)	$260,000	—	—
Value of Accelerated Vesting of Stock Option Awards (5)	$36,606	$36,606	—
Value of Accelerated Vesting of Restricted Stock Awards (6)	$29,429	$29,429	$29,429
Total	$326,035	$66,035	$29,429
Kurt Hagen
Severance Payment under Change in Control Agreement (4)	$260,000	—	—
Value of Accelerated Vesting of Stock Option Awards (5)	$36,606	$36,606	—
Value of Accelerated Vesting of Restricted Stock Awards (6)	$29,429	$29,429	$29,429
Total	$326,035	$66,035	$29,429

(1)
The applicable “protection periods” are six (6) months prior to a change in control (for all Named Executive Officers) and six (6) months following a change in control (for all Named Executive Officers other than Mr. Pitts, whose protection period is for twelve (12) months following a change in control).

(2)
The amounts included in this column reflect the value of accelerated vesting of equity awards that a Named Executive Officer would be entitled to upon the occurrence of a change in control, irrespective of whether the Named Executive Officer is terminated.  In the event a Named Executive Officer (other than Mr. Pitts) remains employed by the Company on the six (6) month anniversary of any such change in control , such Named Executive Officer would be entitled to receive, in addition to the equity amounts reflected in this column, a severance payment under the change in control agreement in the amount reflected for each Named Executive Officer (other than Mr. Pitts)  in the first column.  If a Named Executive Officer is terminated during the protection period described in note (1) to this table for one of the reasons enumerated in the change in control agreements as described above then the Named Executive Officer would be entitled only to the amounts reflected in the first column in this table, which include the amounts reflected in this column.

(3)
The amounts included in this column reflect the value of accelerated vesting of restricted stock awards that a Named Executive Officer would be entitled to upon his termination without cause, for good reason or due to death or disability that does not occur during a protection period prior to or following a change in control.  If a Named Executive Officer is terminated for one of those reasons during the protection period described in note (1) to this table then the Named Executive Officer would be entitled only to the amounts reflected in the first column in this table, which include the amounts reflected in this column.

(4)
Represents cash payments equal to the product of (i) the sum of (a) each Named Executive Officer’s base salary as of June 30, 2009 and (b) the Named Executive Officer’s actual bonus paid for the fiscal year ended June 30, 2009 and (ii) the multiplier identified in the chart in the text above.  The amounts are calculated without any reduction in the amount of such severance payments necessary to ensure that no amounts are nondeductible by the Company under Section 280G of the Code.

(5)
The stock option values are calculated as the sum of the products of (a) the difference in the exercise price of each tranche of unvested options and the closing market price of Common Stock on June 30, 2009 and (b) the total number of stock options for each such tranche of unvested options that became vested for each Named Executive Officer as a result of the change in control.

(6)
The restricted stock values are calculated as the product of (a) the closing market price of Common Stock on June 30, 2009 and (b) the total number of shares of restricted stock that became vested for each Named Executive Officer as a result of the change in control.

FISCAL 2009 DIRECTOR COMPENSATION

The following table presents information concerning compensation earned by the Company’s non-employee directors for the 2009 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Total ($)
Jeff Davidowitz	$46,000	$6,367	$5,576	$57,943
Richard Ellman	$40,000	$6,367	$6,504	$52,871
William M. Lockhart(4)	—	—	—	—
Scott H. Richland	$20,000	$1,814	—	$21,814
William H. Watkins, Jr.	$48,000	$6,367	$5,576	$59,943

(1)	Represents fees earned or paid in cash for services as a director during the 2009 fiscal year, including the annual cash retainer and committee chairmanship annual cash retainers.

(2)
The amounts in this column reflect the dollar amounts recognized in fiscal 2009 for financial statement reporting purposes in accordance with SFAS 123R with respect to stock or option awards (as applicable) made to the directors in fiscal 2009 and in prior years.  Any assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended June 30, 2009, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on August 28, 2009.  The aggregate number of equity awards outstanding for each non-employee director at June 30, 2009 was as follows: Mr. Davidowitz held 22,500 options to purchase shares of Common Stock and 1,994 shares of restricted Common Stock; Mr. Ellman held 5,000 options to purchase shares of Common Stock and 1,994 shares of restricted Common Stock; Mr. Lockhart held no options to purchase shares of Common Stock and no shares of restricted Common Stock; Mr. Richland held 1,597 shares of restricted Common Stock; and Mr. Watkins held 22,500 options to purchase shares of Common Stock and 1,994 shares of restricted Common Stock.  On July 15, 2009, each continuing director was also granted 2,304 shares of restricted Common Stock, which vests in full on the six-month anniversary of the grant date, or January 15, 2010.

(3)
The grant date fair value of the fiscal 2009 stock awards received by Messrs. Davidowitz, Ellman and Watkins was $19,602.  The grant date fair value of the fiscal 2009 stock award received by Mr. Richland was $11,974.

(4)	Mr. Lockhart did not accept compensation in connection with his service on the Board during fiscal 2009.

Standard Director Compensation Arrangements

Each director of the Company who is not an employee of the Company or any of its subsidiaries receives an annual cash retainer of $40,000.  Meeting fees have been eliminated.  The Chairman of the Audit Committee receives an annual cash retainer of $8,000 and the Chairman of the Compensation and Nominating Committees each receive an annual cash retainer of $4,000. Directors also receive an annual long-term incentive award with a value of approximately $20,000. For fiscal 2009, this award consisted of restricted Common Stock that vests in equal installments over three years beginning on July 10, 2009. For fiscal 2010, this award consisted of restricted Common Stock that vests in full on the six-month anniversary of the date of grant, or January 15, 2010.  The Company reimburses directors for their reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information as of June 30, 2009(1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	2,109,454	$9.11	590,161

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	2,109,454	$9.11	590,161

(1)	This equity compensation plan table does not reflect equity awards made to directors and Company employees subsequent to June 30, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of October 2, 2009, information relating to the beneficial ownership of Common Stock by (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each current director and nominee for director of the Company, (iii) each Named Executive Officer, and (iv) all current directors and executive officers of the Company as a group.

Unless otherwise indicated, beneficial owners listed here may be contacted at the Company’s corporate headquarters at 1901 Diplomat Drive, Farmers Branch, Texas 75234.  Under the SEC’s rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.  Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.  For each listed person, the number of shares of Common Stock and percent of class listed includes shares of Common Stock that may be acquired by such person upon the exercise of stock options that are or will be exercisable, or upon the conversion of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009 that are or will be convertible, within 60 days of October 2, 2009.

Beneficial Owner	Number of Shares Owned		Shares Underlying Options/Notes Exercisable/ Convertible Within 60 Days		Total Beneficial Ownership		Total as a Percentage of Shares Outstanding (if 1% or more)(1)

Carlson Capital, L.P. Asgard Investment Corp. Clint D. Carlson 2100 McKinney Avenue Suite 1600 Dallas, TX 75201	2,709,600		—		2,709,600	(2)	21.8%

CBT Holdings LLC 10877 Wilshire Boulevard Suite 2200 Los Angeles, CA 90024	2,044,072		884,505		2,928,577	(3)	22.8%

Dimensional Fund Advisors LP
Building One, 6300 Bee Cave Road
Austin, Texas 78746	905,009		—		905,009	(4)	7.3%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,006,215		—		1,006,215	(5)	8.1%

Terrence M. Babilla	18,695		121,428		140,123		1.1%
Adam Blumenfeld	265,658		255,794	(6)	521,452	(6)	4.2%
Jeff Davidowitz	134,600	(7)	20,833		155,433	(7)	1.3%
Richard Ellman	4,598		5,000		9,598		*
Kurt Hagen	3,426		40,064		43,490		*

Beneficial Owner	Number of Shares Owned		Shares Underlying Options/Notes Exercisable/ Convertible Within 60 Days	Total Beneficial Ownership		Total as a Percentage of Shares Outstanding (if 1% or more)(1)
William M. Lockhart(8)	2,304		—	2,304		*
Tevis Martin	5,426		141,667	147,093		*
John Pitts	6,281		32,340	38,621		*
William H. Watkins, Jr.	49,801	(9)	20,833	70,634	(9)	*
Current directors and executive
officers as a group (9 persons)	490,789		639,959	1,130,748		9.1%

*	The percentage of shares beneficially owned does not exceed 1%.

(1)	Based on the number of shares of Common Stock outstanding (12,425,949) at the close of business on October 2, 2009.

(2)
Based on information filed on a Schedule 13D/A with the SEC on May 1, 2008.  According to the Schedule 13D/A, (a) each of Carlson Capital, L.P., Asgard Investment Corp. and Clint D. Carlson have sole voting and sole dispositive power with respect to, and are deemed to beneficially own, 2,709,600 shares of Common Stock, and (b) Double Black Diamond Offshore LDC has sole voting and sole dispositive power, and is deemed to beneficially own, 2,489,781 shares of Common Stock.  The address for Double Black Diamond Offshore LDC is UBS House, 227 Elgin Avenue, P.O. Box 852, Grand Cayman, Cayman Islands.

(3)
Based on information filed on a Schedule 13D/A with the SEC on October 24, 2008.  According to the Schedule 13D/A, each of CBT Holdings LLC and Charles Bronfman Trust have shared voting and shared dispositive power with respect to, and are deemed to beneficially own, 2,044,072 shares of Common Stock and 884,505 shares of Common Stock issuable upon conversion of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009.  The address for Charles Bronfman Trust is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890.

(4)
Based on information filed on a Form 13F with the SEC on August 10, 2009 for the quarter ended June 30, 2009.  According to the Form 13F, Dimensional Fund Advisors LP has sole voting authority with respect to 892,050 shares of Common Stock and no voting authority with respect to 12,959 shares of Common Stock.  In addition, Dimensional Fund Advisors LP has shared-defined investment discretion with respect to the 905,009 shares of Common Stock.

(5)
Based on information filed on a Form 13F with the SEC on August 14, 2009 for the quarter ended June 30, 2009.  According to the Form 13F, Wellington Management Company, LLP has sole voting authority with respect to 393,415 shares of Common Stock, shared voting authority with respect to 321,500 shares of Common Stock and no voting authority with respect to 291,300 shares of Common Stock.  In addition, Wellington Management Company, LLP has sole investment discretion with respect to 684,715 shares of Common Stock and shared-defined investment discretion with respect to the remaining 321,500 shares of Common Stock.

(6)	Includes 410 shares of Common Stock issuable upon conversion of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009.

(7)
Includes (i) 34,751 shares of Common Stock held by Penn Footwear Retirement Trust of which Mr. Davidowitz is a trustee, (ii) 67,551 shares of Common Stock held by JIBS Equities LP of which Mr. Davidowitz is a general partner, (iii) 10,000 shares of Common Stock held by DVD Partners LP of which Mr. Davidowitz is a general partner, (iv) 9,000 shares of Common Stock held by Penn Footwear, Inc. of which Mr. Davidowitz is President and a stockholder and (v) 4,000 shares of Common Stock held by Oldfield Company of which Mr. Davidowitz is President and a stockholder.

(8)	Mr. Lockhart currently serves as a principal and portfolio manager of Carlson Capital, L.P.

(9)	Includes 30,303 shares of Common Stock held in trust for the benefit of Mr. Watkins.

TRANSACTIONS WITH RELATED PERSONS

Employment Arrangement with Michael J. Blumenfeld

Mr. Michael J. Blumenfeld served as the Company’s Chief Executive Officer until November 13, 2006 and as the Company’s Chairman of the Board until July 1, 2007.  Mr. Michael Blumenfeld is the father of the Company’s current Chairman of the Board and Chief Executive Officer, Mr. Adam Blumenfeld.  Mr. Michael Blumenfeld currently serves as the Company’s Director of Corporate Development and received an annual salary of $150,000 and $9,753 in perquisites (consisting of country club membership dues) for serving in such capacity in fiscal 2009.  Mr. Michael Blumenfeld also receives the Company’s standard employee benefits package, which includes vacation and health insurance coverage.  Mr. Michael Blumenfeld is also a party to a change in control agreement with the Company.  Such change in control agreement contains terms similar to those described under “Executive Compensation—Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Review, Approval or Ratification of Transactions with Related Persons

The disclosure, review and approval of any transactions between the Company and related persons is governed by the Company’s Code of Ethics, which provides guidelines for the disclosure and review of any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest between the Company and any of its senior officers and directors.  Pursuant to the Code of Ethics, such transactions or relationships are required to be disclosed to the Company’s Chief Executive Officer, who is then required to notify the Board regarding such disclosure.  Conflicts of interest involving the Chief Executive Officer are required to be disclosed to the Company’s Chief Financial Officer or directly to the Board.  Conflicts are then reviewed and approved or ratified by the Board and, if the conflict involves a member of the Board, then it shall be reviewed and approved or ratified by the disinterested members of the Board.  The foregoing policies and procedures were followed with respect to transactions with related persons reported in this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file.  Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in fiscal 2009.

ADDITIONAL INFORMATION

Proposals of Stockholders

The Company currently intends to hold its next annual meeting in November 2010.  Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the fiscal 2011 annual meeting of stockholders must submit the proposal to the Company at its principal executive offices no later than June 9, 2010, unless the fiscal 2011 annual meeting date is changed by more than 30 days from anniversary of the fiscal 2010 annual meeting, in which case the deadline will be a reasonable time before the Company begins to print and mail the proxy materials.  The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act.  As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Stockholders who intend to present a proposal at the fiscal 2011 annual meeting of stockholders without inclusion of such proposal in the Company’s proxy materials must, pursuant to the Company’s Bylaws, deliver a notice of such proposal by certified mail to the Secretary of the Company at its principal executive offices at 1901 Diplomat Drive, Farmers Branch, Texas 75234 not less than 120 nor more than 150 days before the first anniversary of the date of this Proxy Statement.  The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Annual Report on Form 10-K

A copy of the Company’s fiscal 2009 Annual Report on Form 10-K is being made available to stockholders along with this Proxy Statement.  In addition, if you send your request in writing to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, TX  75234, Attention: Corporate Secretary, we will provide you, without charge, a copy of the Annual Report on Form 10-K filed with the SEC, or you can download a copy of our Annual Report on Form 10-K from our website, http://www.sportsupplygroup.com.  You can also download a copy of our Annual Report on Form 10-K from the SEC’s website, http://www.sec.gov.  The Company will furnish a requesting stockholder with any exhibit not contained therein upon payment of a reasonable fee.  The Annual Report on Form 10-K does not constitute a part of the proxy solicitation materials.

Other Business

The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement.

YOUR VOTE IS IMPORTANT. THE BOARD ENCOURAGES YOU TO VOTE YOUR SHARES ELECTRONICALLY ON THE INTERNET OR ON THE TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ACCOMPANYING PROXY CARD, OR COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By Order of the Board of Directors,

Terrence M. Babilla
President, Chief Operating Officer, General Counsel and Secretary
Farmers Branch, Texas
October 7, 2009

Exhibit A

FIRST AMENDMENT TO THE
SPORT SUPPLY GROUP, INC.
AMENDED AND RESTATED
2007 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Sport Supply Group, Inc. Amended and Restated 2007 Long-Term Incentive Plan, as amended from time to time (the “Plan”), is effective November 19, 2009 (the “Effective Date”), and is made by Sport Supply Group, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, Article XI of the Plan provides that the Company’s board of directors (the “Board”) has the right to alter or amend the Plan from time to time, including, with the approval of the stockholders of the Company, the right to amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan; and

WHEREAS, the Board has determined that it is desirable to amend the Plan to increase the maximum aggregate number of shares thereunder in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s fiscal 2010 annual meeting.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below:

1.            Section V.A. of the Plan is hereby deleted and replaced in its entirety with the following:

A.           Shares Subject to the Plan.  Subject to adjustment in the same manner as provided in Section X with respect to shares of Common Stock subject to Awards then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan, since inception of the Sport Supply Group, Inc. 2007 Stock Option Plan, shall not exceed 2,500,000 shares.  Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award.  If an Award under this Plan expires or is canceled, forfeited, settled in cash or otherwise terminated without an issuance of shares to the Participant, shares of Common Stock subject to such Award, including (1) the number of shares withheld in payment of any exercise or purchase price of an Award or taxes related to an Award, and (2) the number of shares surrendered in payment of any exercise or purchase price of an Award or taxes related to an Award, shall again be available for the grant of an Award under the Plan, except to the extent otherwise limited by applicable law or regulation.

2.            Except as set forth above, the Plan shall continue to read in its current state.

SPORT SUPPLY GROUP

SPORT SUPPLY GROUP, INC.
1901 DIPLOMAT DR.
FARMERS BRANCH, TX 75234

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SPORT SUPPLY GROUP, INC.

The Board of Directors recommends that you vote "FOR" the following:

	For All	Withhold All	For All Except
Vote on Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Adam Blumenfeld
02) Jeff Davidowitz
03) Richard Ellman
04) William M. Lockhart
05) William H. Watkins, Jr.

Vote on Proposals

	For	Against	Abstain
The Board of Directors recommends a vote "FOR" the following proposal.			
2. Approval of the First Amendment of the Amended and Restated 2007 Long-Term Incentive Plan.	☐	☐	☐
The Board of Directors recommends a vote "FOR" the following proposal.			
3. Ratification of Grant Thornton LLP as independent auditor for fiscal 2010.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M17622 - P85038

PROXY

SPORT SUPPLY GROUP, INC.

The undersigned hereby constitutes and appoints Adam Blumenfeld and Terrence M. Babilla, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2010 annual meeting of stockholders of Sport Supply Group, Inc. to be held on the 19th day of November, 2009 (pursuant to the Notice of Annual Meeting dated October 07, 2009 and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Sport Supply Group, Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the instructions indicated on the reverse side.

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned Stockholder. **If no direction is made, this Proxy will be voted for proposals 1, 2 and 3.**

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)